Exhibit 10.1

ANNEX A TO FRAMEWORK DEED

Grundstückskaufvertrag

mit Auflassung

zwischen

RHM Klinik- und Altenheimbetriebe

GmbH & Co. KG

als Verkäufer

und

MPT RHM Sonnenwende S.à r.l.

MPT RHM Klaus S.à r.l.

MPT RHM Vesalius S.à r.l.

MPT RHM Park S.à r.l.

MPT RHM Fontana S.à r.l.

MPT RHM Christiaan S.à r.l.

und

MPT RHM Hillersbach S.à r.l.

als Käufer

Property Purchase Agreement

with Transfer of Title

between

RHM Klinik- und Altenheimbetriebe

GmbH & Co. KG

as Seller

and

MPT RHM Sonnenwende S.à r.l.

MPT RHM Klaus S.à r.l.

MPT RHM Vesalius S.à r.l.

MPT RHM Park S.à r.l.

MPT RHM Fontana S.à r.l.

MPT RHM Christiaan S.à r.l.

and

MPT RHM Hillersbach S.à r.l.

as Purchaser

(in Bezug auf die Einzelnen Kaufobjekte, die von ihm erworben wurden, der “Käufer” und zusammen mit allen anderen Käufern der “Käufer”)

und

MPT Operating Partnership, L.P.

als Garantiegeber

Verkäufer und Käufer zusammen die “Parteien” und jeweils einzeln eine “Partei”

13. September 2013

(in relation to the relevant Individual Purchase Object purchased by it, the “Purchaser” and, collectively with all other Purchasers, the “Purchaser”)

and

MPT Operating Partnership, L.P.

as Parent Guarantor

the Seller and the Purchaser collectively, the “Parties” and individually a “Party”

13 September 2013

Inhaltsübersicht

§ 1 Grundbuchstand	4

§ 2 Kaufgegenstand; Einzelne Kaufobjekte	6

§ 3 Verkauf	7

§ 4 Kaufpreis	8

§ 5 Sicherheit der Muttergesellschaft	18

§ 6 Rechte des Käufers bei Mängeln	18

§ 7 Besitzübergang	33

§ 8 Auflassungsvormerkung	37

§ 9 Auflassung	39

§ 10 Belastungsvollmacht	39

§ 11 Beauftragung des Notars	42

§ 12 Bevollmächtigung der Notariatsangestellten	43

§ 13 Kosten, Grunderwerbsteuer	45

§ 14 Rücktritt	45

§ 15 Sonstiges	51

§ 16 Anlagen	54

§ 1

Grundbuchstand

1.	Der Verkäufer ist im Grundbuch als Eigentümer bzw. Erbbauberechtigter des in Anlage 1.1 (Deed) näher beschriebenen Grundbesitzes eingetragen.

2.	Die in Anlage 1.1 aufgeführten Belastungen des in Anlage 1.1 beschriebenen Grundbesitzes in Abteilung II des Grundbuchs werden vom Käufer einschließlich der in den jeweiligen Bewilligungsurkunden enthaltenen schuldrechtlichen Vereinbarungen unter diesbezüglicher Freistellung des Verkäufers mit Wirkung ab dem Tag des Besitzübergangs ohne Anrechnung auf den Kaufpreis übernommen.

Der Verkäufer verpflichtet sich, keine weiteren Belastungen in die Grundbücher eintragen zu lassen und auch keine weiteren Belastungen an denen der Käufer nicht mitgewirkt hat zu bewilligen, mit Ausnahme solcher, die in dieser Urkunde vorgesehen sind.

Belastungen des in Anlage 1.1 beschriebenen Grundbesitzes in Abteilung III des Grundbuchs werden vom Käufer nicht übernommen. Alle Rechte und Ansprüche betreffend die derzeit eingetragenen oder immer noch bestehenden Rechte (z.B. auf Löschung, Rückgewähr oder Briefherausgabe, Eigentümergrundschulden) werden mit Wirkung ab Eigentumswechsel an den Käufer abgetreten.

Section 1

Status of the Land Register

1.	The Seller is registered in the land register as the owner and the holder of a hereditary building right of the real properties described in more detail in Annex 1.1 (Deed).

2.	The Purchaser assumes the encumbrances of the real properties described in Annex 1.1 as listed in Annex 1.1 for Sec. II of the land register, including the agreements under the law of obligations that are contained in the respective approval deeds for these encumbrances, releasing the Seller in this regard, effective as of the date of Transfer of Possession and without this being charged against the Purchase Price.

The Seller undertakes to refrain from having any other encumbrances registered in the land registers and from approving any further changes other than those with respect to which the Purchaser participated in the creation or as contemplated under this Deed.

Encumbrances of the real property described in Annex 1.1, Sec. III of the land register are not assumed by the Purchaser. All rights and claims concerning of rights that have been entered or are still existing and that concern the object of sale (e.g. regarding the dissolution, restitution or surrender of certificates, owner land charges) are ceded upon the transfer of ownership to the Purchaser.

3.	Der Verkäufer stimmt der Löschung/Pfandfreigabe der in Abteilung III des Grundbuchs eingetragenen und nicht vom Käufer übernommenen Belastungen zu. Die Parteien bewilligen und beantragen die Löschung/Pfandfreigabe dieser Belastungen im Grundbuch nach Maßgabe der Bewilligungen der Berechtigten.
3.	The Seller consents to the deletion of the encumbrances/release (Pfandfreigabe) of the encumbrances that are recorded in Sec. III of the land register which are not assumed by the Purchaser. The Parties approve (bewilligen) and request (beantragen) the deletion/release of these encumbrances in the land register in accordance with the consents given by those entitled.

Der Notar hat für den vorstehenden Grundbesitz das elektronische Grundbuch am Tag der Beurkundung eingesehen. Auf dieser Grundlage bestätigt der Notar hiermit den in § 1.1 in Verbindung mit Anlage 1.1 aufgeführten Eintragungsstand.

The Notary has examined the electronic land register for the above mentioned real property on the date of the notarisation. Based thereon, the Notary hereby confirms the registration status listed in Sec. 1.1 in conjunction with Annex 1.1.

4.	Neben den in Abteilung II des Grundbuchs sowie den in Anlage 7.6 aufgeführten Belastungen, übernimmt der Käufer ohne Anrechnung auf den Kaufpreis alle etwa bestehenden Baulasten und sonstige öffentlich-rechtliche Belastungen, Eintragungen im Altlastenkataster und öffentlichen Lasten gemäß § 25 Abs. 6 Bundesbodenschutzgesetz (BBodSchG) und etwaige wasser (haushalts-)rechtliche Pflichten sowie etwa bestehende, nicht im Grundbuch eingetragene Belastungen sowie nachbarrechtliche Beschränkungen. Die Bestimmungen des § 6.2 bleiben hiervon unberührt.
4.	In addition to the encumbrances set forth in Sec. II of the land register and those listed in Annex 7.6, the Purchaser assumes without this being charged against the Purchase Price any and all existing building charges and other public charges, any entries in the register of contaminated sites and public charges under Sec. 25 para. 6 German Soil Protection Act and any obligations under the laws pertaining to water (balance) and waterways as well as any existing encumbrances and restrictions under law relating to neighbours that are not registered in the land register. This is without prejudice to the provisions in Sec. 6.2.

Der Notar hat das Baulastenverzeichnis und das Altlastenkataster nicht eingesehen. Der Notar hat die Parteien darauf hingewiesen, dass sich grundstücksbezogene öffentliche Verpflichtungen aus Eintragungen in bei der zuständigen Behörde geführten Baulastenverzeichnissen und Altlastenkataster ergeben können. Der Käufer wurde auf die Möglichkeit der Einsichtnahme in diese Verzeichnisse hingewiesen und hatte Gelegenheit auf seinen Wunsch eine Vollmacht des Verkäufers zur Einsichtnahme zu erhalten.

The Notary has neither inspected the register of building charges nor the register of contaminated sites. The Notary informed the Parties that public obligations related to the real properties may result from entries in registers of building charges and contaminated sites that are maintained at the competent authority. The Purchaser was informed that it is possible to examine the registers of building charges and contaminated sites and had the opportunity to receive, if requested, an authorization from the Seller to review the registers.

§ 2

Kaufgegenstand; Einzelne Kaufobjekte

1.	“Kaufgegenstand” ist der in § 1 in Verbindung mit Anlage 1.1 näher bezeichnete Grundbesitz sowie die dort näher bezeichneten Erbbaurechte, aufgeteilt in die dort näher bezeichneten einzelnen Kaufobjekte (die “Einzelnen Kaufobjekte”).

Section 2

Purchase Object; Individual Purchase Objects

1.	The “Purchase Object” consists of the real properties and hereditary building rights described in more detail in Sec. 1 in conjunction with Annex 1.1, divided into individual purchase objects as further specified therein (the “Individual Purchase Objects”).

2.	Der Kaufgegenstand umfasst keine Betriebsvorrichtungen im Sinne von § 68 Abs. 2 Satz 1 Nr. 2 BewG. Nicht Teil des Kaufgegenstandes sind außerdem etwaiges Zubehör sowie sonstige bewegliche Sachen, die vorübergehend von dem oder den bisherigen Nutzer(n) des Kaufgegenstandes eingebracht wurden, sowie alle fest verbundenen Sachen, die Scheinbestandteile des Kaufgegenstandes im Sinne von § 95 BGB sind.
2.	The Purchase Object does not include business fixtures (Betriebsvorrichtungen) within the meaning of Sec. 68 para. 2 sent. 1 no. 2 of the German Valuation Act (Bewertungsgesetz - BewG). It does also not include any appurtenances (Zubehör) or any other movable items brought in temporarily by the former user(s) of the Purchase Object and such fixed fixtures and fittings which qualify as non-integral parts (Scheinbestandteile) of the Purchase Object within the meaning of Sec. 95 German Civil Code (Bürgerliches Gesetzbuch – BGB).

3.	Soweit der Kaufgegenstand Betriebsvorrichtungen enthält, die wesentliche Bestandteile des Kaufgegenstandes im Sinne der §§ 93, 94 BGB und daher nicht dinglich vom Kaufgegenstand zu trennen sind (die “Festen Einbauten”), vereinbaren die Parteien, dass diese Festen Einbauten dennoch von dem Verkauf gemäß § 3 ausgeschlossen werden. Darüber hinaus vereinbaren die Parteien, dass der Verkäufer ab dem Besitzübergang der wirtschaftliche Eigentümer der Festen Einbauten bleibt, d. h., die Festen Einbauten werden wirtschaftlich weiterhin dem Verkäufer schuldrechtlich zugeordnet und der Verkäufer hat das Aneignungsrecht an den Festen Einbauten, wenn diese von dem Kaufgegenstand getrennt werden.
3.	To the extent the Purchase Object contains business fixtures (Betriebsvorrichtungen) which qualify as integral parts (wesentliche Bestandteile) of the Purchase Object within the meaning of Sec. 93, 94 BGB and which can, therefore, not be separated from the Purchase Object in rem (the “Immoveable Fixtures”), the Parties agree that such Immoveable Fixtures shall, nevertheless, be excluded from the sale agreement pursuant to Sec. 3. The Parties further agree that, as from the Transfer of Possession, the Seller shall continue to be the beneficial owner of the Immoveable Fixtures, i.e., the Immoveable Fixtures shall continue to be economically allocated to the Seller on a contractual basis (schuldrechtlich zugeordnet), and the Seller shall be entitled to acquire the legal ownership (Aneignungsrecht) of the Immoveable Fixtures when being separated (getrennt) from the Purchase Object.

§ 3

Verkauf

Der Verkäufer verkauft hiermit an den jeweiligen in Anlage 1.1 aufgeführten und dies annehmenden Käufer den Kaufgegenstand.

Section 3

Sale

The Seller hereby sells to the respective Purchaser specified in Annex 1.1, which accepts the sale, the Purchase Object.

§ 4

Kaufpreis

1.	Der “Gesamtkaufpreis” für den Kaufgegenstand ist der Gesamtbetrag der Kaufpreise für die in Anlage 1.1 aufgeführten Einzelnen Kaufobjekte, die unter diesem Vertrag an den Käufer übertragen werden. Werden alle Einzelnen Kaufobjekte an den Käufer übertragen werden, beträgt der Gesamtkaufpreis:

Section 4

Purchase Price

1.	The “Total Purchase Price” for the Purchase Object is the total of the Purchase Prices for those Individual Purchase Objects listed in Annex 1.1 that are transferred to the Purchaser based on this Agreement. In the event that all Individual Purchase Objects are transferred to the Purchaser, the Total Purchase Price amounts to:

EUR 175.000.000

(in Worten.: einhundertfünfundsiebzig Millionen Euro)

Der “Kaufpreis” für jedes Einzelne Kaufobjekt ergibt sich aus Anlage 1.1.

EUR 175,000,000

(in words: one hundred and seventy five million Euros)

The “Purchase Price” for each Individual Purchase Object is specified in Annex 1.1.

2.	Der Gesamtkaufpreis ist fällig am letzten Bankarbeitstag (Düsseldorf) des Kalendermonats, in dem der Notar dem Käufer bestätigt hat, dass die nachfolgenden Zahlungsvoraussetzungen für den Kaufgegenstand kumulativ gegeben sind (die “Fälligkeitsmitteilung”), jedoch frühestens am letzten Bankarbeitstag im Oktober 2013. Die Fälligkeitsmitteilung muss dem Käufer jedoch spätestens zehn (10) Bankarbeitstage vor Ende des Kalendermonats zugehen, damit der Gesamtkaufpreis zum letzten Bankarbeitstag dieses Kalendermonats fällig wird. Geht die Fälligkeitsmitteilung dem Käufer erst später zu, wird der Gesamtkaufpreis erst zum letzten Bankarbeitstag des folgenden Kalendermonats fällig. Der Käufer ist jedoch in diesem Fall zur Zahlung noch im laufenden Kalendermonat (jedoch nicht vor dem letzten Bankarbeitstag im Oktober 2013) berechtigt, um einen Besitzübergang am ersten Kalendertag des Folgemonats herbeizuführen.
2.	The Total Purchase Price is due on the last bank working day (Düsseldorf) of the calendar month in which the Notary has confirmed to the Purchaser that the conditions precedent for payment hereinafter enlisted have all been satisfied with respect to the Purchase Object (the “Maturity Notice”), however, at the earliest on the last bank working day of October 2013. The Purchaser, however, must receive the Maturity Notice at the latest ten (10) bank working days before the end of the calendar month in order for the Total Purchase Price to become due on the last bank working day of that calendar month. In the event that the Purchaser receives the Maturity Notice after such date, the Total Purchase Price only becomes due on the last bank working day of the following calendar month. In such case, the Purchaser is, however, entitled to pay the Total Purchase Price within the current calendar month (but not before the last bank working day of October 2013) in order to cause Transfer of Possession to occur on the first calendar day of the following month.

a)	Die Eintragung einer Auflassungsvormerkung zu Gunsten des Käufers
a)	The registration with the Land Register of the relevant Individual Purchase Object im Grundbuch des jeweiligen Einzelnen Kaufobjekts, und zwar mit Rang nur nach den in § 1 in Bezug genommenen Belastungen und nach solchen Belastungen, bei deren Bestellung der Käufer mitgewirkt hat, ist erfolgt.
of a priority notice of conveyance in favour of the Purchaser ranking only junior to the encumbrances referred to in Sec. 1 and junior to those encumbrances which were created with the cooperation of the Purchaser has occurred.

b)	Dem amtierenden Notar liegen alle erforderlichen Unterlagen für die Löschung der vom Käufer nach diesem Vertrag nicht übernommenen Belastungen in Abteilung II oder Abteilung III des Grundbuchs vor (die Unterlagen sind jeweils in vollzugsfähiger Form und entweder auflagenfrei oder nur unter Auflagen, die aus dem Kaufpreis erfüllt werden können).
b)	The officiating Notary has in his possession all necessary documents for the deletion of such encumbrances in Sec. II or in Sec. III of the land register which are not assumed by the Purchaser (such documents all in executable form and either without any conditions or only under conditions that can be fulfilled out of the Purchase Price) pursuant to this Agreement.

c)	Dem amtierenden Notar liegen schriftliche Erklärungen der zuständigen Gemeinden vor, dass gesetzliche Vorkaufsrechte für sie nicht bestehen oder nicht ausgeübt werden, oder die Frist zur Ausübung eines gesetzlichen Vorkaufsrechts gemäß § 28 Abs. 2 Satz 1 BauGB ist abgelaufen.
c)	The officiating Notary has in his possession written declarations of the relevant local communities that statutory pre-emption rights in their favour do not exist or will not be exercised, or the deadline for the execution of any statutory pre-emption rights as set forth in Sec. 28 para. 2, first sentence of the German Building Code has expired.

d)	Die zu diesem Kaufvertrag und seiner Durchführung etwa erforderlichen sonstigen Genehmigungen oder Urkunden (mit Ausnahme der Unbedenklichkeitsbescheinigung des Finanzamtes) liegen vor.
d)	Other permits and approvals or deeds required for this Agreement and its implementation (other than clearance certificates from the tax office) are present.

e)	Nur im Hinblick auf das Einzelne Kaufobjekt Nr. 4 [Park Klinik]: Die Zustimmung des Erbbaurechtsgebers des Einzelnen Kaufobjekts zu der Veräußerung und Vermietung liegt vor.
e)	Only with respect to the Individual Purchase Object No. 4 [Park Klinik]: The consent of the grantor of the hereditary building right relating to the Individual Purchase Object to the disposal and lease is present.

3.	Sofern (i) der Gesamtkaufpreis nicht innerhalb von drei Monaten nach dem heutigen Tag gemäß § 4.2 fällig geworden ist und (ii) eine der Parteien der anderen Partei schriftlich oder per Telefax (mit Kopie an den Notar) anzeigt, dass sie Teilvollzug nach diesem § 4.3 wählt, gilt Folgendes:

a)	Die Kaufpreise für Einzelne Kaufobjekte, die insgesamt mindestens 75% des Gesamt-EBITDARM des Kaufgegenstands gemäß Anlage 1.1 (der “Portfoliogrenzwert”) erreichen, sind fällig am letzten Bankarbeitstag (Düsseldorf) des Kalendermonats, in dem der Notar dem Käufer bestätigt hat, dass die in § 4.2 lit. a) – e) genannten Zahlungsvoraussetzungen für diese Einzelnen Kaufobjekte kumulativ gegeben sind (diese Bestätigung ist dann ebenfalls eine “Fälligkeitsmitteilung”), unter der Voraussetzung, dass diese Einzelnen Kaufobjekte, für die der Notar dem Käufer bestätigt hat, dass die in § 4.2 lit. a) bis e) genannten Zahlungsvoraussetzungen gegeben sind, die Einzelnen Kaufobjekte Nr. 1 [Klinik Sonnenwende, Rhein-Haardt-Klinik and Dürkheimer Höhe], Nr. 2 [Klaus-Miehlke-Klinik], Nr. 4 [Park Klinik] und Nr. 5 [Psychotherapeutische Klinik and Fontana Klinik] miteinbezieht (die “Unabdingbaren Einzel-Mietobjekte”), es sei denn der Käufer hat dem Verkäufer schriftlich (mit Kopie an den Notar) bestätigt, dass er auf die Einbeziehung eines oder mehrerer Unabdingbarer Einzel-Mietobjekte verzichtet.
3.	If (i) the Total Purchase Price has not become due pursuant to Sec. 4.2 within three months after the date hereof and (ii) one of the Parties has informed the other Party in writing or by fax (with a copy to the Notary) that it opts for partial closing under this Sec. 4.3, the following shall apply:

a)	The Purchase Prices for Individual Purchase Objects which in the aggregate amount to at least 75% of the total EBITDARM for the Purchase Object as listed in Annex 1.1 (the “Portfolio Threshold”) are due on the last bank working day (Düsseldorf) of the calendar month in which the Notary has confirmed to the Purchaser that the conditions precedent for payment listed in Sec. 4.2 lit. a) through e) have all been satisfied with respect to such Individual Purchase Objects (such confirmation also constitutes a “Maturity Notice”), provided that those Individual Purchase Objects for which the Notary has confirmed to the Purchaser that the conditions precedent for payment listed in Sec. 4.2 lit. a) through e) have all been satisfied include the Individual Purchase Objects no. 1 [Klinik Sonnenwende, Rhein-Haardt-Klinik and Dürkheimer Höhe], no. 2 [Klaus-Miehlke-Klinik], no. 4 [Park Klinik] and no. 5 [Psychotherapeutische Klinik and Fontana Klinik] (the “Must-Have Individual Leased Objects”), unless the Purchaser has waived the inclusion of one or more of the Must-Have Individual Leased Objects by written notice to the Seller with a copy to the Notary.

b)	Sofern ein Teilvollzug gemäß lit. a) stattgefunden hat, wird der Kaufpreis für ein Einzelnes Kaufobjekt, der nicht nach lit. a) fällig geworden ist, fällig am letzten Bankarbeitstag (Düsseldorf) des Kalendermonats, in dem der Notar dem Käufer bestätigt hat, dass die in § 4.2 lit. a) – e) genannten Zahlungsvoraussetzungen für das betreffende Einzelne Kaufobjekt kumulativ gegeben sind (diese Bestätigung ist dann ebenfalls eine “Fälligkeitsmitteilung”).
b)	If a partial closing pursuant to lit. a) has occurred, the Purchase Price for an Individual Purchase Object which has not become due pursuant to lit. a) is due on the last bank working day (Düsseldorf) of the calendar month in which the Notary has confirmed to the Purchaser that the conditions precedent for payment listed in Sec. 4.2 lit. a) through e) have all been satisfied with respect to such Individual Purchase Object (such confirmation also constitutes a “Maturity Notice”).

c)	§ 4.2 Satz 2 bis 4 gilt jeweils entsprechend.
c)	Sec. 4.2 sentences 2 to 4 shall apply mutatis mutandis.

4.	Die Übermittlung der Fälligkeitsmitteilung erfolgt per Telefax (00352 26890169) und Kurier (Absendung durch den Notar per Telefax ist fälligkeitsbegründend). Der Notar wird dem Verkäufer unverzüglich eine Kopie der Fälligkeitsmitteilung zukommen lassen.
4.	The Maturity Notice shall be transmitted by facsimile (00352 26890169) and courier (with the dispatch of the facsimile by the Notary triggering the maturity). The Notary will provide the Seller without undue delay with a copy of the Maturity Notice.

5.	Der Verkäufer wird dafür Sorge tragen, dass die abzulösenden Grundpfandrechtsgläubiger die entsprechenden Löschungsbewilligungen an den Notar übermitteln und dem Notar die Verbindlichkeiten aus den eingetragenen Grundpfandrechten mitteilen. Der Notar wird die Parteien hierüber sowie über die Bankverbindung(en) auf die der Kaufpreis zu bezahlen ist, in der Fälligkeitsmitteilung informieren. Der Verkäufer ist verpflichtet, die Bankverbindung(en) dem Notar rechtzeitig mitzuteilen.

5.	The Seller will ensure that the mortgagees that are to be discharged will send the deletion consents to the Notary and inform the Notary of the liabilities resulting from the registered mortgages. The Notary will inform the Parties in the Maturity Notice thereof of the latter as well as of the details of the bank account(s) to which the Purchase Price must be paid. The Seller is obliged to notify the Notary of the bank account detail(s) in due time.

6.	Die Parteien sind sich darüber einig, dass es sich bei der Fälligkeitsmitteilung um ein “vorausgehendes Ereignis” im Sinne von § 286 Abs. 2 Nr. 2 BGB handelt; der Käufer gerät daher in Verzug, wenn er die Zahlung nicht rechtzeitig leistet, ohne dass es einer Mahnung des Verkäufers bedarf. Für die Rechtzeitigkeit einer Zahlung nach dieser Vereinbarung ist das Datum der unwiderruflichen Gutschrift des Geldbetrages auf den benannten Konten maßgeblich. Sofern Zahlungen nicht rechtzeitig geleistet werden, ist der jeweilige Betrag ab Fälligkeit mit 500 Basispunkten über dem gesetzlichen Basiszinssatz (wie in § 247 BGB definiert) zu verzinsen. Der Verkäufer zeigt dem amtierenden Notar und dem Käufer den Eingang des vollständigen Kaufpreises unverzüglich schriftlich an.
6.	The Parties agree that the Maturity Notice is a “preceding event” as defined in Sec. 286 para. 2 No. 2 German Civil Code; therefore, the Purchaser shall be in default if it fails to make the payment on time, without the necessity of a warning from the Seller. With respect to the timeliness of a payment due under this Agreement the date on which the amount of money is irrevocably credited to the accounts specified shall be decisive. If payments are not made on time, interest at a rate of 500 basis points above the legal base interest rate (as defined in Sec. 247 BGB) must be paid on the respective amount beginning from the date on which it becomes due. The Seller will notify the officiating Notary and the Purchaser without undue delay in writing about the receipt of the full Purchase Price.

7.	Der in § 4.1 in Verbindung mit Anlage 1.1 genannte Kaufpreis enthält keine Umsatzsteuer. Verkäufer und Käufer gehen übereinstimmend davon aus, dass es sich bei der Übertragung des Kaufgegenstandes nicht um eine Geschäftsveräußerung im Ganzen im Sinne von § 1 Abs. 1a UStG handelt. Der Verkäufer erklärt weder hiermit noch zukünftig einen vollständigen oder teilweisen Verzicht auf die Umsatzsteuerbefreiung nach § 4 Nr. 9 lit. a UStG hinsichtlich der Veräußerung des Kaufobjekts oder eines Teils der Einzelnen Kaufobjekte mit Ausnahme des Parkhauses, das Teil des Einzelnen Kaufobjekts Nr. 1 ist. Hinsichtlich des Einzelnen Kaufobjekts Nr. 1 gilt § 4.9.

7.	The Purchase Price payable under Sec. 4.1 in conjunction with Annex 1.1 does not contain VAT. Purchaser and Seller share the view that the sale of the Purchase Object does not constitute a transfer of a going concern pursuant to Sec. 1 para 1a UStG. The Seller does not and shall not declare any waiver or partial waiver of the VAT exemption pursuant to Sec. 4 No. 9 lit. a UStG regarding the transfer of the Purchase Object or a certain portion of the Individual Purchase Objects except for the parking garage which forms part of the Individual Purchase Object No. 1. With respect to the Individual Purchase Object No. 1, Sec. 4.9 applies.

8.	Für den Fall, dass das Parteiverständnis hinsichtlich des Nicht-Vorliegens einer nicht umsatzsteuerbaren Geschäftsveräußerung im Ganzen vollständig oder teilweise unzutreffend sein sollte und soweit die für den Verkäufer oder den Käufer zuständige Finanzbehörde in einem endgültigen und nicht mehr änderbaren Steuerbescheid entscheidet, dass es sich bei der Übertragung des gesamten oder eines Teils des Kaufobjekts um eine nicht steuerbare Geschäftsveräußerung im Ganzen im Sinne von § 1 Abs. 1a UStG handelt, gilt hinsichtlich der umsatzsteuerlichen Behandlung insoweit Folgendes:
8.	In case that the assumption of the Parties regarding the non-existence of a non-VATable transfer of a going concern is fully or partially incorrect, and to the extent the tax authority competent for the Seller or the Purchaser decides in a final and irrevocable tax assessment notice that the sale of the Purchase Object or parts thereof is a transfer of a going concern within the meaning of Sec. 1 para. 1a UStG, as regards the VAT treatment, the following shall insofar apply:

a)	Der Verkäufer hat dem Käufer innerhalb eines angemessenen Zeitraums nach schriftlicher Aufforderung des Käufers alle vorhandenen Unterlagen in Kopie zur Verfügung zu stellen, die für die Durchführung erforderlicher Vorsteuerkorrekturen des Käufers gemäß § 15a UStG benötigt werden.
a)	The Seller is obliged to provide the Purchaser within due course and upon the Purchaser’s written request with copies of all available documents that are necessary for required input-VAT adjustments to be made by the Purchaser pursuant to Sec. 15a UStG.

b)	Soweit Vorsteuerberichtigungen nach § 15a UStG, die auf vor dem Besitzübergang gemäß § 7.1 geänderten Verhältnissen beruhen, nach dem Besitzübergang zu Vorsteuererstattungen führen, hat der Käufer dem Verkäufer die jeweilige Erstattung herauszugeben; dies gilt auch dann, wenn die betreffenden Vorsteuern z. B. wegen Verrechnung mit
b)

In case and to the extent that input-VAT adjustments according to Sec. 15a UStG which originate from conditions existing prior to the Transfer of Possession pursuant to Sec. 7.1 trigger input-VAT reimbursements after the Transfer of Possession, the Purchaser shall pay those reimbursements to the Seller; this payment shall also be made in case the input-VAT

Umsatzsteuern des Käufers nicht an den Käufer ausbezahlt werden. Die entsprechenden Zahlungen werden mit Ablaut eines jeden Kalenderjahres fällig. Ansprüche des Verkäufers nach diesem Absatz verjähren nicht vor Ablaut von drei Monaten, nachdem der Käufer ihn über den Erstattungsanspruch schriftlich informiert hat.

reimbursement will not be paid to the Purchaser, e.g. due to the settlement of the reimbursement amount with output-VAT of the Purchaser. The relevent payments will be due at the end of each calendar year. Such claims of the Seller under this paragraph shall become time-barred not before the expiration of three months after the Purchaser has informed the Seller in writing about the existence of such claims.

c)	Sollte das Finanzamt, eine Berichtigung gemäß § 15a UStG der von dem Verkäufer oder einem Voreigentümer des Kaufobjekts geltend gemachten Vorsteuern verlangen und den Käufer hierfür in Anspruch nehmen, und dies sich nicht daraus ergibt, dass der Käufer das Parkhaus übertragen hat, ohne zur Umsatzsteuer zu optieren, hat der Verkäufer im Innenverhältnis zum Käufer alle insoweit zurückzuerstattenden Vorsteuern zu übernehmen. Die entsprechenden Zahlungen werden mit Ablauf des Kalenderjahres fällig, in dem das Finanzamt die Korrektur des Vorsteuerabzugs durch Bescheid gegenüber dem Käufer festsetzt.
c)	In case and to the extent that the tax authorities demand from the Purchaser an input-VAT adjustment according to Sec. 15a UStG which relates to input-VAT originally deducted by the Seller or any previous owner of the Purchase Object and which does not result from the Purchaser transferring the Parking Garage without opting to treat such transfer as VATable, the Seller shall pay to the Purchaser all such input-VAT which has to be refunded to the tax authorities. The relevant payments will be due at the end of the calendar year in which the tax authorities issue an assessment notice against the Purchaser regarding the adjustment of such input-VAT.

d)	Im Falle von Steuervoranmeldungen / Steuerfestsetzungen mit Wirkung für und gegen den Käufer, durch die eine Berichtigung von Vorsteuerbeträgen vorgenommen wird, hinsichtlich derer ein Anspruch nach diesem § 4.8 in Betracht kommt, ist der Käufer verpflichtet, (i) dem Verkäufer jeweils
d)	In case of tax selfassessments by / tax assessments with effect in favour of or against the Purchaser which provide for input-VAT adjustments that may cause a claim under this Sec. 4.8 of this deed, the Purchaser is obliged (i) to provide the Seller without undue unverzüglich nach Einreichung beim Finanzamt / Bekanntgabe des Bescheides durch das Finanzamt Kopien der relevanten Dokumente zukommen zu lassen und (ii) auf Verlangen des Verkäufers unverzüglich Rechtsbehelfe gegen Umsatzsteuerbescheide / Voranmeldungen einzulegen und unter Berücksichtigung der Interessen des Verkäufers durchzuführen.

delay after the submission to / the notification by the tax office with copies of the relevant documents and (ii) to file a legal objection notice (Rechtsbehelf) against VAT assessments / self-assessments without undue delay upon request of the Seller and to conduct the legal remedy procedures taking into account the Seller’s interests.

9.	Im Hinblick auf das Einzelne Kaufobjekt Nr. 1 [[Klinik Sonnenwende, Rhein-Haardt-Klinik and Dürkheimer Höhe] gilt Folgendes:
9.	With respect to the Individual Purchase Object no. 1 [Klinik Sonnenwende, Rhein-Haardt-Klinik and Dürkheimer Höhe], the following shall apply:

Der Verkäufer verzichtet hiermit unbedingt hinsichtlich der Veräußerung eines Teils des Einzelnen Kaufobjekts Nr. 1 wie folgt gemäß § 9 UStG auf die Umsatzsteuerbefreiung nach § 4 Nr. 9 lit. a UStG (Teiloption):

The Seller herewith declares unconditionally (unbedingt) pursuant to Sec. 9 UStG the partial waiver (Teiloption) of the VAT exemption pursuant to Sec. 4 No. 9 lit. a UStG regarding the transfer of a certain portion of the Individual Purchase Object no. 1 as follows:

a)	Die Parteien gehen übereinstimmend davon aus, dass der in Anlage 4.9 beschriebene Teil der vermietbaren Flächen des Einzelnen Kaufobjekts Nr. 1 (das “Parkhaus”) für nicht-vorsteuerschädliche Zwecke genutzt wird.
a)	The Parties share the view that a portion of the rentable areas of the Individual Purchase Object no. 1 as described in Annex 4.9 (the “Parking Garage”) is used for purposes which do not exclude an input VAT deduction.

b)	Der Verkäufer übt die Teiloption für das Parkhaus aus, so dass entsprechend die vermietbaren Flächen des Einzelnen Kaufobjekts Nr. 1, die das Parkhaus darstellen, umsatzsteuerpflichtig übertragen werden. Verkäufer und Käufer gehen übereinstimmend

b)	The Seller exercises the partial option for the Parking Garage such that correspondingly the rentable areas of the Individual Purchase Object no. 1 which form the Parking Garage shall be transferred subject to VAT. Seller and Purchaser share the view that a davon aus, dass ein bestimmter Anteil des für das Einzelne Kaufobjekt Nr. 1 zu zahlenden Kaufpreises, nämlich ein Teilkaufpreis in Höhe von EUR 1.473.000, der auf das Parkhaus entfällt, der Umsatzsteuer unterliegt.

certain share of the purchase price payable for the Individual Purchase Object no. 1, i.e. a partial purchase price attributable to the Parking Garage in the amount of EUR 1,473,000 shall be subject to VAT.

c)	Sollte das zuständige Finanzamt den von dem Verkäufer erklärten Teilverzicht auf die Steuerbefreiung ganz oder teilweise nicht anerkennen, ist der Verkäufer berechtigt, den Verzicht auf die Steuerbefreiung im Rahmen einer notariell zu beurkundenden Vertragsergänzung zu erklären , an der der Käufer mitwirken wird, im größtmöglichen rechtlich zulässigen Umfang und nach Maßgabe der Anforderungen des zuständigen Finanzamts.
c)	If the competent tax authority does not accept (fully or partially) the above declaration of the Seller regarding the partial waiver of the VAT exemption, then the Seller is entitled to declare a waiver of the VAT exemption in a notarial supplementary deed, to which the Purchaser shall assist, to the furthest extent legally permissible and according to the requirements of the competent tax authority.

Den Parteien ist bewusst, dass aufgrund der Option die Steuerverbindlichkeit hinsichtlich der Übertragung des Parkhauses gemäß § 13b UStG auf den Käufer übergeht. In diesem Fall ist der Verkäufer verpflichtet, dem Käufer eine NettoRechnung auszustellen, in der auf die Steuerschuldnerschaft des Leistungsempfängers gemäß § 13b UStG hingewiesen wird. Der Käufer ist verpflichtet, die Umsatzsteuer auf den Kaufpreis zu erklären und den entsprechenden Betrag an die zuständige Finanzbehörde zu zahlen.

The Parties are aware of the fact that due to the option above the tax liability according to Section 13b UStG subrogates to the Purchaser with respect to the sale of the Parking Garage. In this case the Seller is obliged to make out a net-invoice for the Purchaser, which indicates the transfer of the tax liability according to Section 13b UStG (Steuerschuldnerschaft des Leistungsempfängers). The Purchaser is obliged to assess the VAT on the purchase price and to pay the amount to the responsible tax office.

10.	Der Käufer versichert im Hinblick auf § 4.9, dass er Unternehmer im Sinne des UStG ist und der Erwerb des Parkhauses in vollem Umfang für sein Unternehmen erfolgt.
10.	The Purchaser declares with respect to Sec. 4.9 above that it is an entrepreneur within the meaning of the UStG and that the acquisition of the Parking Garage is fully made for its enterprise.

11.	Der Verkäufer stellt den Käufer von einer etwaigen Haftung des Käufers gemäß § 75 AO frei. Der Käufer ist verpflichtet, (i) dem Verkäufer die entsprechenden Steuer- oder Haftungsbescheide unverzüglich in Kopie zuzuleiten, (ii) auf Kosten des Verkäufers fristgerecht Rechtsbehelfe einzulegen, sofern der Verkäufer dies fordert und (iii) das Rechtsbehelfsverfahren nach den Vorgaben des Verkäufers zu führen. Die Kosten des Rechtsbehelfsverfahrens trägt der Verkäufer.
11.	The Seller shall indemnify the Purchaser from a potential liability of the Purchaser pursuant to Sec. 75 AO. The Purchaser is obliged (i) to send the Seller without undue delay a copy of the respective tax assessment notice or liability claim notice, (ii) to file in due course a legal objection notice upon request and at the expense of the Seller and (iii) to conduct the legal remedy procedures as instructed by the Seller. The costs of the legal remedy procedures shall be borne by the Seller.

12.	Der Käufer unterwirft sich hiermit gegenüber dem Verkäufer wegen der Zahlung des Kaufpreises für jedes Einzelne Kaufobjekt nebst 500 Basispunkten über dem Basiszinssatz Zinsen pro Jahr (wie in § 247 BGB definiert) ab dem heutigen Tag der sofortigen Zwangsvollstreckung aus dieser Urkunde in sein gesamtes Vermögen. Der Notar kann ab dem Zeitpunkt der Abgabe der Fälligkeitsmitteilung dem Verkäufer ohne das weitere Nachweise erforderlich sind, eine vollstreckbare Ausfertigung dieser Urkunde auf Kosten des Käufers erteilen. Eine Beweislastumkehr ist damit nicht verbunden.
12.	With respect to the payment of the Purchase Price for each Individual Purchase Object plus interest thereon from the date hereof at a rate of 500 basis points above the legal base interest rate (as defined in Sec. 247 BGB) per annum, the Purchaser hereby submits itself vis-à-vis Seller to immediate enforcement under this deed in its entire assets. The Notary can grant an enforceable official copy of this deed to the Seller at the cost of the Purchaser after issuance of the Maturity Notice without any further proof being required. This shall not operate as a reversal of the burden of proof.

13.	Die Aufrechnung sowie die Geltendmachung von Zurückbehaltungs- und Leistungsverweigerungsrechten gegenüber der Kaufpreisforderung ist ausgeschlossen, es sei denn, die Aufrechnung oder Zurückbehaltungs- oder Leistungsverweigerungsrechte werden auf unbestrittene oder rechtskräftig festgestellte Forderungen gestützt.
13.	Netting and the assertion of rights of retention and rights to withhold payment against the Purchase Price claim are excluded unless the netting or the assertion of rights of retention or rights to withhold payment are based on obligations that are undisputed or res judicata.

§ 5

Sicherheit der Muttergesellschaft

Die MPT Operating Partnership, L.P. garantiert dem Verkäufer hiermit unwiderruflich, dass der Käufer seine Pflicht zur Zahlung einer Vertragsstrafe nach §§ 14.3 bis 14.6 rechtzeitig erfüllen wird.

Section 5

Parent Guarantee

MPT Operating Partnership, L.P. hereby irrevocably guarantees to the Seller that the Purchaser will perform its obligations to pay liquidated damages under Sec. 14.3 through Sec. 14.6 in good time (Erfüllungsgarantie).

§ 6

Rechte des Käufers bei Mängeln

1.	Der Kaufgegenstand mit den aufstehenden Gebäuden wird in dem bestehenden Zustand übergeben. Der Käufer hatte ausreichend Gelegenheit den Zustand zu untersuchen.

Section 6

Rights of the Purchaser in the case of Defects

1.	The Purchase Object with the buildings on it is transferred in the current condition. The Purchaser had sufficient opportunity to investigate such condition.

Die Parteien haben über die Haftung des Verkäufers im Falle von Mängeln des Kaufgegenstands verhandelt und sich geeinigt, von dem gesetzlichen Haftungsregime abzuweichen und stattdessen ein separates und abschließendes Haftungsregime in diesem Kaufvertrag vorzusehen. Ansprüche und Rechte des Käufers wegen Sach- und Rechtsmängeln des Kaufgegenstands sind danach ausgeschlossen, sofern und soweit nicht untenstehend unter § 6.2 eine Garantie (im Sinne von § 311 Abs. 1 BGB) übernommen wurde. Insbesondere sind die gesetzlichen Gewährleistungsansprüche der Käuferin (§§ 434 ff. BGB), nicht ausdrücklich in diesem Vertrag enthaltene

The Parties have negotiated to what extent and how the Seller should be liable for defects of the Purchase Object and agreed to depart from the statutory system of liability, and in its place to provide for a separate and conclusive system of liability in this Agreement. Claims and rights of the Purchaser for defects of quality and title of the Purchase Object are therefore excluded if, and to the extent that, the Seller has not assumed a guarantee (within the meaning of Sec. 311 para. 1 German Civil Code (BGB) in accordance with Sec. 6.2 below. Particularly, the statutory representations and warranties (Sec. 434 et seq. of the German Civil Code (BGB)), any statutory pre-contractual or contractual obligations

Ansprüche aus der Verletzung vertraglicher oder vorvertraglicher Verpflichtungen (§ 311 Abs. 1 und 2 BGB), wegen Störung der Geschäftsgrundlage (§ 313 BGB) oder aus deliktischer Haftung § 823 ff. BGB) sowie das Recht auf Anfechtung des Käufers ausgeschlossen. Bei den Garantien nach § 6.2 handelt es sich nicht um Garantien für die Beschaffenheit oder Haltbarkeit der Sache im Sinne von §§ 443 f. BGB.

(Sec. 311 (1) and (2) of the German Civil Code (BGB)) not explicitly contained in this Agreement, any claims for frustration of contract (Sec. 313 of the German Civil Code) or arising from tort (Sec. 823 et seq. of the German Civil Code) and the Purchaser’s right to avoid the contract are hereby excluded. The guarantees under Sec. 6.2 shall not be construed as a guarantee for the quality or durability of the object within the meaning of Sec. 443 et. seq. BGB.

2.	Der Verkäufer garantiert (im Sinne von § 311 Abs. 1 BGB), dass, soweit nicht in Anlage 6.2 offengelegt, jedoch unbeschadet § 6.7 letzter Absatz, zum heutigen Tage (soweit eine Garantie nicht ausdrücklich den Besitzübergang in Bezug nimmt) dass
2.	Except as disclosed in Annex 6.2 but without prejudice to the last paragraph of Sec. 6.7, the Seller hereby guarantees (within the meaning of Sec. 311 para. 1 German Civil Code) as of the date hereof (unless a guarantee explicitly refers to the date of Transfer of Possession) that

a)	zum heutigen Tage, am Tage des Besitzübergangs sowie am Tage der Eigentumsumschreibung im Grundbuch, der Verkäufer der Eigentümer des Kaufgegenstandes ist, welcher, mit Ausnahme der in Anlage 1.1 genannten, frei ist von jeglichen Belastungen in Abteilung II und III des Grundbuchs;
a)	as of the date hereof, as of the Transfer of Possession and as of the date of registration of the transfer of title in the land register, the Seller is the owner of the Purchase Object, free of any encumbrances in Sec. II and III of the land register other than those listed in Annex 1.1;

b)	nach seiner Kenntnis der Kaufgegenstand nicht von Dritten überbaut ist und Grundstücke Dritter nicht von dem Kaufgegenstand aus überbaut sind;
b)	to its knowledge, the Purchase Object is not overbuilt by third parties and third-party properties are not overbuilt by the Purchase Object;

c)	zum Besitzübergang alle den Kaufgegenstand betreffenden fälligen Steuern, Abgaben beziehungsweise
c)	as of the Transfer of Possession, all due taxes, duties or public charges including interest with regard to or in

öffentlichen Lasten einschließlich Zinsen vollständig geleistet sind und diesbezüglich keine Rückstände bestehen; diesbezüglich stellt der Verkäufer den Käufer von jeglichen Ansprüchen frei;

connection with the Purchase Object have been paid in full and there are no arrears in this respect; with respect to this the Seller shall indemnify the Purchaser from all claims;

d)	nach seiner Kenntnis keine unerledigten Auflagen der Versorgungsunternehmen (Strom, Gas, Wasser und Abwasser oder Müllabfuhr) oder unerledigte Auflagen öffentlich-rechtlicher Art durch die zuständigen Behörden für den Kaufgegenstand bestehen, die einzeln einen Betrag von EUR 10.000 übersteigen;
d)	to its knowledge no outstanding requirements by the utility companies exist (electricity, gas, water and wastewater or waste disposal) and no outstanding public requirements by the competent authorities exist with respect to the Purchase Object the costs of which individually exceed an amount of EUR 10,000;

e)	nach seiner Kenntnis keine Urheberrechte von Architekten in Bezug auf den Kaufgegenstand bestehen, welche einen etwaigen Umbau der Gebäude untersagen;
e)	to its knowledge, there are no copy rights of architects with respect to the Purchase Object which would prohibit any modifications of the buildings;

f)	hinsichtlich des Kaufgegenstands zum Zeitpunkt des Besitzübergangs keine Arbeitsverhältnisse bestehen, die aufgrund des Rechtsübergangs des Kaufgegenstands auf den Käufer auf diesen übergehen; der Verkäufer wird den Käufer diesbezüglich von allen Ansprüchen solcher Arbeitnehmer oder im Zusammenhang mit diesen Arbeitnehmern freistellen;
f)	as of the date of Transfer of Possession, no employer-employee relationships exists with respect to the Purchase Object that devolve to the Purchaser due to the transfer of title to the Purchase Object; with respect to this the Seller shall indemnify the Purchaser from all claims by such employees or related to those employees;

g)	in den letzten zwei Jahren vor Abschluss dieses Vertrages keine nachbarrechtlichen Beanstandungen in Bezug auf den Kaufgegenstand schriftlich angekündigt wurden und keine Prozesse diesbezüglich rechtshängig oder schriftlich angedroht
g)	no complaints under neighbor law with regard to the Purchase Object have been declared in writing within the last two years before the conclusion of this Agreement and no pending litigation exists or has been threatened in writing in this regard. To its knowledge, the preceding sentence is also true for the time more than two years ago;

sind. Nach seiner Kenntnis trifft der vorstehende Satz auch für einen längeren Zeitraum als zwei Jahre zu;

h)	nach seiner Kenntnis keine den Kaufgegenstand belastenden Baulasten bestehen;
h)	to its knowledge there are no building charges encumbering the Purchase Object;

i)	nach seiner Kenntnis keine den Kaufgegenstand belastenden altrechtlichen und im Grundbuch nicht eingetragenen oder nicht eintragungspflichtige Dienstbarkeiten bestehen;
i)	to its knowledge there are no easements under old law encumbering the Purchase Object that are not registered or not to be registered with the land register;

j)	nach seiner Kenntnis keine Eintragungen für den Kaufgegenstand im Altlastenkataster bestehen;
j)	there are no entries in the register of contaminated sites with respect to the Purchase Object;

k)	zum Zeitpunkt des Besitzübergangs keine Miet- oder sonstigen Verträge zwischen dem Verkäufer und Dritten hinsichtlich der Nutzung des Kaufgegenstandes bestehen (mit Ausnahme etwaiger gemäß dem in Annex B enthaltenen Mietvertrag zulässiger Untermietverhältnisse mit den Untermietern (wie dort definiert)) und dass keine Miet- oder sonstigen Verträge über die Nutzung im Hinblick auf den Kaufgegenstand bestehen, welche den Mietzins an den Ertrag des Mieters koppeln;
k)	as of the Transfer of Possession there are no lease agreements or other agreements on usage between the Seller and third parties with respect to the Purchase Object (other than any subleases with the Subtenants (as defined in and) permitted under the lease agreement contained in Annex B and there are no lease agreements or other agreements on usage with respect to the Purchase Object that tie the rent to the profit of the tenant;

l)	ihm bei Besichtigung nicht erkennbare Mängel des Kaufgegenstands, insbesondere ein Schädlingsbefall oder Schwammbestand, nicht bekannt sind;
l)	it has no knowledge regarding defects of the Purchase Object which are not detectable on inspection, in particular pest infestation or existence of dry rot;

m)	im Hinblick auf den Kaufgegenstand sämtliche Erschließungskosten und die Anschluss- und Benutzungsgebühren, die in den letzten zwei Jahren vor Abschluss dieses Vertrages angefallen und fällig geworden sind, bei Fälligkeit gezahlt wurden (bzw. bei Fälligkeit vor dem Besitzübergang gezahlt werden);
m)	with respect to the Purchase Object, all development costs (Erschließungskosten) and the costs for supply and disposal measures (Anschluss- und Benutzungsgebühren) which have accrued and become due within the last two years before the conclusion of this Agreement have been paid when due (or will be paid when they become due prior to the Transfer of Possession);

n)	im Hinblick auf den Kaufgegenstand keine Abrissverfügung oder Nutzungsuntersagung ergangen ist oder schriftlich von den zuständigen Behörden angedroht wurde;
n)	with respect to the Purchase Object no demolition order (Abrissverfügung) or prohibition of use (Nutzungsuntersagung) has been issued or threatened in writing by the competent authorities;

o)	im Hinblick auf den Kaufgegenstand keine wesentlichen nicht erfüllten behördlichen Ordnungsverfügungen und Auflagen bestehen, die in den letzten zwei Jahren vor Abschluss dieses Vertrages erlassen wurden und die einzeln einen Betrag von EUR 10.000 übersteigen, und nach Kenntnis des Verkäufers keine solchen Ordnungsverfügungen und Auflagen vor diesem Zeitraum erlassen wurden;
o)	with respect to the Purchase Object there are no other material unperformed official orders or conditions (behördliche Ordnungsverfügungen und Auflagen) issued within the last two years before the conclusion of this Agreement the costs of which individually exceed an amount of EUR 10,000, and to the Seller’s knowledge, no such orders or conditions have been issued prior to that period;

p)	nach seiner Kenntnis (i) sich der Kaufgegenstand nicht in einem Umverteilungs-, Entwicklungs-, Stadterneuerungs- oder Stadtsanierungsgebiet befindet und (ii) diesbezüglich keine Verfahren eingeleitet worden sind;
p)	to its knowledge (i) the Purchase Object is not located in an area of redistribution, development, urban renewal or redevelopment and (ii) no relating proceedings have been initiated;

q)	nach seiner Kenntnis die in Anlage 6.2 q)
q)	to its knowledge the financial information

aufgeführten Finanzinformationen, die dem Käufer vor dem Datum dieses Vertrages im Zuge des Due Diligence-Verfahrens zur Verfügung gestellt wurden, zum jeweiligen Erstellungsdatum in jeder wesentlichen Hinsicht zutreffend waren, jedoch mit der Maßgabe, dass der Verkäufer keine Garantie hinsichtlich irgendwelcher Prognosen, Schätzungen oder Budgets künftiger Erträge, Einkünfte oder Kosten des Verkäufers, seiner verbundenen Unternehmen und/oder des Kaufgegenstandes abgibt.

listed in Annex 6 .2 q) which was provided to the Purchaser prior to the date hereof as part of the due diligence process was accurate as of its respective date in all material respects, provided, however, that the Seller gives no guarantee with respect to any projections, estimates or budgets of future revenues, earnings or costs of the Seller, its affiliates and/or the Purchase Object;

r)	nach seiner Kenntnis enthalten die schuldrechtlichen Regelungen, welche Teil der Bewilligungsurkunden sind, die den in Anlage 1.1 aufgelisteten Belastungen in Abteilung II des Grundbuchs zugrunde liegen, keine Verpflichtungen, die für diese Art der Belastungen zum Zeitpunkt der Eintragung nicht üblich waren; und
r)	to its knowledge, the agreements under the law of obligations that are contained in the respective approval deeds for the encumbrances of the Purchase Object as listed in Annex 1.1 for Sec. II of the land register, do not contain obligations of the owner which were not customary for these types of encumbrances at the time of their registration; and

s)	nach seiner Kenntnis keine öffentlichen Beihilfen hinsichtlich des Kaufgegenstandes gewährt wurden, die zurückzuerstatten sind oder aufgrund derer dem Eigentümer Verpflichtungen auferlegt wurden.
s)	to its knowledge, no public subsidies (Beihilfen) have been granted with regard to the Purchase Object which are repayable or still impose obligations on the owner of the Purchase Object.

t)	Weder der Verkäufer, noch – nach seiner Kenntnis – ein vorheriger Eigentümer der Einzelnen Kaufobjekte hat hinsichtlich der Einzelnen Kaufobjekte Vorsteuerabzüge getätigt.
t)	Neither the Seller – nor to its knowledge - any previous owner of any of the Individual Purchase Objects has deducted input VAT attributable to any of the Individual Purchase Objects.

Soweit in diesem Kaufvertrag (insbesondere in diesem § 6.2) auf die Kenntnis des Verkäufers abgestellt wird, ist allein die positive Kenntnis nach ordnungsgemäß erfolgten internen Nachforschungen, der derzeitigen Geschäftsführer des Verkäufers, Herr Dr. André M. Schmidt und Herr Roland Seebauer, sowie die Kenntnis von Herrn Klaus-Dieter Stocker, Chief Operating Officer des Verkäufers, relevant.

To the extent this Agreement (in particular this Sec. 6.2) makes reference to the knowledge of the Seller, only the actual knowledge after making due internal inquiries as appropriate of the incumbent managing directors of the Seller, Dr. André M. Schmidt and Mr. Roland Seebauer, as well as the knowledge of Mr. Klaus-Dieter Stocker, chief operating officer of the Seller, shall be relevant.

3.	Der Verkäufer haftet insbesondere nicht für das Flächenmaß oder die Verwendbarkeit des Kaufgegenstands durch den Käufer für andere Zwecke als den Mietvertrag in Annex B.
3.	The Seller is in particular not liable for the square measures or the usability of the Purchase Object by the Purchaser for any purpose other than for the lease agreement contained in Annex B.

Der Käufer erkennt an, dass für den Kaufgegenstand möglicherweise Urheberrechte bestehen und sich hieraus Einschränkungen für bauliche Änderungen des auf dem Kaufgegenstand errichteten Gebäudes ergeben können. Der Verkäufer überträgt, soweit er Inhaber von Nutzungs- und Änderungsrechte an etwaigen den Kaufgegenstand betreffenden urheberrechtlich geschützten Leistungen ist, diese Rechte mit Wirkung ab Besitzübergang an den dies annehmenden Käufer. Eine Haftung des Verkäufers wegen etwa bestehender Urheberrechte ist ausgeschlossen.

The Purchaser acknowledges that there may possibly be intellectual property rights in existence with respect to the Purchase Object resulting in restrictions concerning constructural modifications of the building erected on the Purchase Object. To the extent the Seller owns any usage and alteration rights regarding any services with respect to the Purchase Object which are subject to intellectual property rights, the Seller transfers such rights to the Purchaser with effect as of the Transfer of Possession, and the Purchaser accepts such transfer. Any liability of the Seller with respect to any existing intellectual property rights shall be excluded.

4.	Ferner haftet der Verkäufer nicht für Altlasten, die nicht von ihm oder seinen früheren oder derzeitigen verbundenen Unternehmen verursacht wurden.
4.	The Seller is also not liable for any contamination not caused by the Seller or any of its past or present affiliates.

Der Verkäufer hat dem Käufer eine Kopie des technischen Reports von Valteq THP im Datenraum zur Verfügung gestellt (der “Technische Report”). Die Parteien vereinbaren, dass der Verkäufer keine Haftung übernimmt für sich aus dem Technischen Report etwa ergebende Altlasten, Bergschäden oder Bodendenkmäler oder für die Richtigkeit des Technischen Report, insbesondere dafür, dass er alle etwa vorhandenen Altlasten, Bergschäden oder Bodendenkmäler richtig und vollständig erfasst. Der Verkäufer hat keine Kenntnis von anderen als den in dem Technischen Report genannten Altlasten, Bergschäden oder Bodendenkmälern.

The Seller has provided the Purchaser with a copy of the technical report prepared by Valteq THP in the Data Room (the “Technical Report”). The Parties agree that the Seller shall have no liability whatsoever regarding contaminations, mining damages or underground monuments referred to in the Technical Report or the correctness of such Technical Report, in particular, that it correctly and completely covers any and all contaminations, mining damages or underground monuments. The Seller has no knowledge of any contaminations, mining damages or underground monuments other than those mentioned in the Technical Report.

Altlasten im Sinne dieses Kaufvertrags sind Boden-, Bodenluft- und Grundwasserverunreinigungen, Gebäudeverunreinigungen sowie Schadstoffe im und am Gebäude (wie z. B. Asbest oder kontaminierte technische Gebäudeeinrichtungen), insbesondere

Contaminations within the meaning of this Agreement are contaminations of soil, ground-level air, and groundwater, building contaminations and toxins in and on the building (such as asbestos or contaminated technical fixtures of the building), including but not limited to

a)	schädliche Bodenveränderungen i. S. v. § 2 Abs. 3 BBodSchG;
a)	harmful changes to the soil within the meaning of Sec. 2 para. 3 BBodSchG;

b)	Altlasten i.S.v. § 2 Abs. 5 BBodSchG;
b)	contaminations within the meaning of Sec. 2 para. 5 BBodSchG;

c)	im Boden eingeschlossene Gebäude, Gebäudereste, technische Anlagen und Kampfstoffe;
c)	buildings, remnants of buildings, technical systems, and warfare agents that are enclosed in the soil;

d)	die Gesundheit oder die Umwelt gefährdende Stoffe im Sinne des § 3a Chemikaliengesetz und/oder des § 4 Gefahrstoffverordnung sowie solche
d)	substances hazardous to health or the environment as defined in Sec. 3a of the German Chemicals Act and/or Sec. 4 of the German Hazardous

Stoffe, die nach dem Abfallrecht der Länder oder des Bundes einer besonderen Beseitigungspflicht unterliegen.
Substances Ordinance as well as such substances which are subject to a special disposal obligation in accordance to the waste law of the state of Germany or its federal states.

Wird der Verkäufer wegen etwaiger nicht von ihm oder seinen früheren oder derzeitigen verbundenen Unternehmen verursachten Altlasten öffentlich-rechtlich und/oder privatrechtlich in Anspruch genommen, hat der Käufer den Verkäufer ab dem Tag des Besitzübergangs von den Kosten dieser Inanspruchnahme uneingeschränkt freizustellen. Wird der Verkäufer von der zuständigen Behörde und/oder privatrechtlich zur Durchführung von Gefahrerforschungs-, Untersuchungs-, Sanierungsmaßnahmen (z.B. Dekontaminations- und Sicherungsmaßnahmen) und/oder sonstiger Maßnahmen hinsichtlich Altlasten in Bezug auf den Kaufgegenstand ab dem Tag des Besitzübergangs des jeweils betroffenen Einzelnen Kaufobjekts herangezogen, hat der Käufer diese einschließlich aller damit in Zusammenhang stehenden Maßnahmen (z.B. Informationsverpflichtung gegenüber Betroffenen) auf eigene Kosten durchzuführen, wenn es der Verkäufer von ihm verlangt. Die Freistellung umfasst auch die Kosten und Aufwendungen zur Rechtsverteidigung gegen solche Maßnahmen, die in Abstimmung mit dem Käufer erfolgen muss.

If claims are asserted against the Seller - under public law and/or private law for any preexisting contamination not caused by the Seller or any of its past or present affiliates, the Purchaser must, from the date of Transfer of Possession, indemnify the Seller with respect to the costs related to such claims without any restrictions. If the Seller is required by relevant public authorities and/or under private law to carry out investigations on risks, examination and cleanup measures (e.g., decontamination and security measures) and/or other measures with regard to such preexisting contamination with regard to the Purchase Object after the date of Transfer of Possession of the relevant Individual Purchase Object, the Purchaser must carry these out at its own costs, including all related measures (e.g., obligation to provide information to affected parties) if requested to do so by the Seller. The indemnity also covers the costs and expenses of the legal defense against such measures which must be conducted in coordination with the Purchaser.

Für den Fall, dass Altlasten gefunden werden, vereinbaren die Parteien, sich hierüber gegenseitig unverzüglich schriftlich zu informieren

If contamination is found, the Parties agree to notify one another immediately about this in writing.

Der Käufer verpflichtet sich, bei einer Veräußerung des Kaufgegenstands oder Einzelner Kaufobjekte an einen Nacherwerber einen Ausgleichsanspruch des Nacherwerbers gegenüber dem Verkäufer auszuschließen und den Nacherwerber zu verpflichten, den Verkäufer von Kosten für die vorgenannten Maßnahmen freizustellen, so dass der Verkäufer einem Nacherwerber gegenüber nicht für die Kosten der vorgenannten Maßnahmen haftet. Der Käufer wird zudem den Nacherwerber in gleicher Weise (mit Weitergabeverpflichtung) verpflichten. Bei Verletzung dieser Pflicht wird der Käufer den Verkäufer von Ansprüchen eines Nacherwerbers bzw. eines weiteren Erwerbers freistellen.

In the case of a sale of the Purchase Object or Individual Purchase Objects to a subsequent purchaser, the Purchaser undertakes to exclude a Compensation Claim by the subsequent purchaser against the Seller and to oblige the subsequent purchaser to indemnify the Seller against the costs of the above mentioned measures so that the Seller is not liable to a subsequent purchaser for the costs of the above mentioned measures. The Purchaser will also impose the same obligation (with the obligation to further transfer such obligation) on the subsequent purchaser. In the case of a violation of this obligation, the Purchaser shall indemnify the Seller against claims of a subsequent purchaser and/or any further purchaser.

Einen etwaigen Ausgleichsanspruch gemäß § 24 Abs. 2 BBodSchG oder auf Gesamtschuldnerausgleich in Verbindung mit einer Inanspruchnahme nach § 22 WHG oder sonstige Ausgleichsansprüche auf Grund ähnlicher öffentlichrechtlicher Vorschriften für Altlasten, die nicht vom Verkäufer oder einem früher oder derzeit verbundenen Unternehmen verursacht wurden (insgesamt der “Ausgleichsanspruch”), wird der Käufer nicht geltend machen. Der Verkäufer nimmt diesen Verzicht an.

The Purchaser will not assert any compensation claim under Sec. 24 para. 2 German Soil Protection Act (BBodSchG) or for compensation of joint and several debtors in connection with a liability pursuant to Sec. 22 of the Federal Water Protection Act or other compensation claims based on similar public law rules for contaminations not caused by the Seller or any of its past or present affiliates (collectively the “Compensation Claim”). The Seller accepts this waiver.

Vorstehender Schadensersatzanspruch und die Freistellungsverpflichtung sowie der Verzicht auf etwaige Ausgleichsansprüche gelten unmittelbar auch zugunsten solcher Personen, die für eine

The above claim for damages, the indemnification obligation, and the waiver of any Compensation Claims shall also apply directly for the benefit of persons who are liable with respect to the Seller’s responsible

Verantwortlichkeit des Verkäufers wegen Altlasten aus handelsrechtlichem oder gesellschaftsrechtlichem Rechtsgrund einzustehen haben. Die jeweiligen Personen sind aus dieser Vereinbarung unmittelbar berechtigt. Die Verjährung von Freistellungsansprüchen / Ersatzansprüchen beginnt frühestens mit der Inanspruchnahme der Berechtigten der vorstehenden Regelung.

for contamination on legal grounds based on commercial law or corporate law. The respective persons are granted rights directly under this Agreement. The statute of limitations with regard to claims for indemnification/ compensation shall commence no earlier than at the time any claims are raised against the beneficiaries of the proceeding indemnities / claims for compensation.

Vorstehende Regelungen gelten entsprechend bei dem Vorhandensein von Bergschäden oder Bodendenkmälern.

The above provisions shall apply mutatis mutandis if there are mining damages or underground monuments.

5.	Soweit den Verkäufer eine Haftung für eine Garantieverletzung treffen sollte, verpflichtet sich der Verkäufer, den vertragsgemäßen Zustand herzustellen oder, nach Wahl des Verkäufers, den Verlust oder Schaden zu ersetzen. Dies gilt nur, wenn der Garantieverstoß zu einem Verlust oder Schaden des Käufers von mindestens EUR 250.000 im Einzelfall führt (“De Minimis”) und wenn und soweit entsprechend zu berücksichtigende Einzelschäden insgesamt einen Betrag von EUR 2.000.000 des Gesamtkaufpreises übersteigen (“Basket”), in diesem Fall ist dem Käufer der gesamte Schaden zu ersetzen. Die Haftung des Verkäufers für Garantieverletzungen und aus sonstigem Rechtsgrund aus oder im Zusammenhang mit diesem Kaufvertrag ist insgesamt auf 15 % des Gesamtkaufpreises begrenzt.
5.	If the Seller has any liability for a breach of guarantee, the Seller agrees to restore the condition as specified in the Agreement or, at the Seller’s discretion, to render compensation for the loss or damage. This only applies if the breach results in a loss or damage of the Purchaser of at least EUR 250,000 in any individual case (“de Minimis”) and if such individual damage to be taken into account exceeds, in aggregate, EUR 2,000,000 of the Total Purchase Price (“Basket”), in which case the full damage shall be reimbursed to the Purchaser. The Seller’s total liability based on breaches of guarantees and other legal grounds arising from or in connection with this Agreement shall be capped at 15 % of the Total Purchase Price altogether.

Die vorstehenden Begrenzungen gelten nicht für die Haftung des Verkäufers für einen Verstoß der gemäß § 6.2 lit. a) gegebenen

The aforementioned limitations shall not apply to Seller’s liability for a breach of the guarantee pursuant to Sec. 6.2 lit. a) in which case the Seller’s liability shall be capped at 100 % of the Purchase Price for the relevant Individual Purchase Object.

Garantie; in diesem Fall wird die Haftung des Verkäufers auf 100 % des Kaufpreises für das betreffende Einzelne Kaufobjekt begrenzt.

Die vorstehenden Bestimmungen dieses § 6.5 gelten nicht für die Haftung des Verkäufers und Ansprüche des Käufers gemäß §§ 4.7 bis 4.11 (Steuern).

The aforementioned limitations of this Sec. 6.5 shall not apply to Seller’s liability and Purchaser’s claims pursuant to Sec. 4.7 through 4.11 (Taxes).

6.	Die Pflicht des Verkäufers zur Instandhaltung und Instandsetzung gemäß § 12 des Mietvertrags in Annex B gilt entsprechend für die Instandhaltung und Instandsetzung des Kaufgegenstandes bis zum Besitzübergang. Darüber hinaus wird der Verkäufer den derzeitigen Versicherungsschutz des Kaufgegenstandes bis zum Besitzübergang aufrechterhalten.
6.	The Seller’s maintenance and repair obligations pursuant to Sec. 12 of the lease agreement contained in Annex B shall apply accordingly for the maintenance and repair of the Purchase Object until Transfer of Possession. In addition, the Seller shall procure the current insurance coverage of the Purchase Object until Transfer of Possession.

7.	Der Verkäufer haftet nicht für die inhaltliche Richtigkeit und Vollständigkeit der Informationen und Unterlagen, insbesondere im Datenraum, die der Käufer vor Abschluss dieses Kaufvertrags von dem Verkäufer oder von Dritten erhalten hat (insbesondere Angaben zu Flächengrößen, Flächenqualitäten, Bewertungen des Kaufgegenstands, etc.). § 6.2 bleibt unberührt.
7.	The Seller shall not be liable for the accuracy of the contents and completeness of the information and documents, particularly in the Data Room, that the Purchaser obtained from the Seller or from third parties prior to conclusion of this Agreement (including, but not limited to, statements on area dimensions, area qualities, valuations of the Purchase Object). Sec. 6.2 shall remain unaffected.

Dem Käufer wurde zum Zwecke seiner Due Diligence-Prüfung u. a. diverse Unterlagen in elektronischer Form übergeben (der “Datenraum”). Der Inhalt des Datenraums wird in dem Datenraumindex Anlage 6.7 zusammengefasst. Eine elektronische Kopie des Inhaltes des Datenraumes

The Purchaser had been granted for purposes of its due diligence review, inter alia, access to various documents in electronic form (the “Data Room”). The content of the Data Room is summarized in a Data Room Index attached as Annex 6.7. An electronic copy of the information contained in the wurde dem amtierenden Notar bei Beurkundung in Form eines Datenträgers (DVD) mit der Aufschrift “Datenraum Projekt Rhine, Stand Aug 30” zur Verwahrung für einen Zeitraum von fünf Jahren ab heute übergeben. Der Notar wird zu Beweiszwecken von beiden Parteien beauftragt, den Datenträger aufzubewahren. Der Notar (oder dessen Amtsnachfolger) hat jeder der Parteien auf deren Kosten zu ermöglichen, dass diese sich, jedoch nur im Beisein des Notars, eine elektronische Kopie des Datenträgers erstellt. Dem Verkäufer bleibt der Nachweis vorbehalten, dass dem Käufer oder mit dem Käufer verbundenen Unternehmen (insbesondere diesen zuzurechnenden Personen) weitere Unterlagen und Informationen zugänglich gemacht wurden oder anderweitig bekannt waren.

Data Room was, in the form of a data carrier (DVD) marked as “Datenraum Projekt Rhine, Stand Aug 30”, handed over upon notarisation to the acting Notary to be hold in custody for a period of five years from today. The Notary is hereby instructed by both Parties to keep the data carrier for evidence. The Notary (or his successor in office) shall enable each of the Parties to prepare an electronic copy of the data carrier at the relevant Party’s own expense, however, only in the presence of the Notary. The Seller reserves the right to prove that additional documents and information were made accessible to the Purchaser or affiliates of Purchaser (including persons attributable to them) or were known to them otherwise.

Der Käufer erkennt an, dass keine der ihm zur Verfügung gestellten Daten, Aufzeichnungen und Informationen eine Garantie für die Beschaffenheit einer Sache i. S. d. §§ 443, 444 BGB oder eine Beschaffenheitsvereinbarung i. S. d. § 434 Abs. 1 BGB begründet.

The Purchaser acknowledges that none of the data, notes and information provided to it constitutes a guarantee for the quality of an object within the meaning of Secs. 443 and 444 BGB or a quality agreement within the meaning of Sec. 434 para 1 BGB.

Der Käufer hat ausreichend Gelegenheit erhalten, den Kaufgegenstand zu besichtigen und zu allen den Kaufgegenstand betreffenden Fragen von sich aus Erkundigungen einzuziehen, alle mit dem Kaufgegenstand in Zusammenhang stehenden Umstände, soweit diese sich auf die Bebauung, Nutzung und Bewirtschaftung des Kaufgegenstands beziehen, in eigener Verantwortung zu erkunden und

The Purchaser has been granted sufficient opportunity to visit the Purchase Object and to make investigations into all questions relating to the Purchase Object by itself, to explore all circumstances in connection with the Purchase Object to the extent related to the building, usage and management of the Purchase Object in its own responsibility, and to obtain all information and documents which are of importance alle Informationen und Unterlagen einzuholen, die für die rechtliche, technische und wirtschaftliche Bewertung des Kaufgegenstands und seine Nutzbarkeit durch den Käufer nach den bei derartigen Immobilien üblichen Kriterien von Bedeutung sind. Der Käufer bestätigt, dass seine im Vorfeld dieses Vertragsabschlusses gestellten Fragen hinreichend beantwortet wurden und er Gelegenheit hatte alles, was für seine Bewertung von Bedeutung ist, beim Verkäufer zu erfragen.

with respect to the legal, technical and economical assessment of the Purchase Object and its usability by the Purchaser in accordance with customary criteria for such real estate. The Purchaser confirms that its questions posed prior to the conclusion of this Agreement were sufficiently responded to and that it had the opportunity to ask everything from the Seller which was relevant for its valuation.

Eine Haftung des Verkäufers, gleich aus welchem Rechtsgrund ist ausgeschlossen (mit Ausnahme eines Verstoßes gegen § 6.2 lit. a)), soweit die zur Unrichtigkeit oder Unvollständigkeit oder zu einem sonstigem Verstoß gegen eine oder mehrere Garantien führenden Tatsachen und Umstände dem Käufer bekannt sind. Insoweit gelten insbesondere der Inhalt dieses Kaufvertrags (inkl. Anlagen) und die im Datenraum enthaltenen Informationen als dem Käufer bekannt, wobei letzteres mit der Maßgabe gilt, dass diese Informationen in angemessener Weise im Datenraum offen gelegt wurden, d. h. dass diese Informationen in einem Datenraumabschnitt enthalten waren, in dem der mit der üblichen Sorgfalt eines ordentlichen Kaufmannes handelnde Käufer vernünftigerweise davon ausgehen konnte, die entsprechenden Informationen in der Struktur des Datenraums zu finden, und dass ihre Beschriftung nicht irreführend war.

Any liability on the part of the Seller for any legal reason whatsoever (except for a breach of Sec. 6.2 lit. a)) is excluded to the extent that the Purchaser had knowledge of facts and circumstances that lead to the incorrectness or incompleteness or other breach of one or more guarantees by the Seller. In this respect, the Purchaser is deemed to have knowledge of, in particular, the content of this Agreement (incl. Annexes) and the information contained in the Data Room, with respect to the latter provided that such information was fairly disclosed in the Data Room such that the information was contained in a Data Room section in which the Purchaser, acting with the care of a prudent business man, may reasonably have expected to find such information under the structure of the Data Room and its label was not misleading.

Dieser § 6.7 gilt nicht für die Haftung des Verkäufers und Ansprüche des Käufers gemäß §§ 4.7 bis 4.11 (Steuern).

This Sec. 6.7 shall not apply to Seller’s liability and Purchaser’s claims pursuant to Sec. 4.7 through 4.11 (Taxes).

8.	Der Verkäufer überträgt sämtliche Mängelhaftungsansprüche gegen Dritte, beispielsweise Bauunternehmen und Handwerker, mit Wirkung ab Besitzübergang an den dies annehmenden Käufer, sofern der Käufer diese Ansprüche für die Mängelbehebung verwendet bzw. zur Verfügung stellt.
8.	With effect as of the Transfer of Possession the Seller assigns all defects liability claims against third parties – such as construction companies and craftsmen – to the Purchaser accepting this assignment; provided that the Purchaser uses or provides the claim proceeds in order to rectify the defects.

9.	Alle Ansprüche des Käufers aus oder im Zusammenhang mit diesem Kaufvertrag (mit Ausnahme von Ansprüchen aus §§ 4.7 bis 4.11 und 6.2 lit. t)) verjähren innerhalb von 18 Monaten nach Besitzübergang, mit Ausnahme des Erfüllungsanspruches und etwaiger Ansprüche aus einem Verstoß gegen die Garantie gemäß § 6.2 lit. a), die innerhalb von fünf Jahren nach Besitzübergang verjähren. Satz 1 gilt nicht für Ansprüche des Käufers gemäß §§ 4.7 bis 4.11 und 6.2 lit t) (Steuern); diese verjähren (i) sechs (6) Monate nachdem der betreffende Steuerbescheid materiell bestandskräftig geworden ist oder (ii) sechs (6) Monate nach Ablauf der Festsetzungsverjährung der betreffenden Steuer, je nachdem, welcher Zeitpunkt später eintritt. §§ 203 ff. BGB finden Anwendung.
9.	All claims of the Purchaser under or in connection with this Agreement (except for claims under Sec. 4.7 through 4.11 and 6.2 lit. t)) shall be time-barred within 18 months after the Transfer of Possession except for the claim for transfer of title (Erfülllungsanspruch) and any claims for a breach of the guarantee pursuant to Sec. 6.2 lit. a) which shall be time-barred within five years after the Transfer of Possession. Sentence 1 shall not apply to claims of the Purchaser according to Sec. 4.7 through 4.11 (Taxes) and Sec. 6.2 lit. t) which shall become time-barred at the later of (i) six (6) months after the date of the final, non-appealable assessment of the relevant Tax or (ii) six (6) months after the end of the statutory prescription (Festsetzungsverjährung) of the relevant Tax. Sections 203 et seqq. BGB shall apply.

10.	Ein etwaiger Haftungsausschluss und/oder eine Haftungsbeschränkung nach diesem Vertrag gilt unbeschadet der Rechte und Verpflichtungen der Parteien aus dem in Annex B enthaltenen Mietvertrag.
10.	Any exclusions and/or limitations of liability under this Agreement are without prejudice to the rights and obligations of the parties under the lease agreement contained in Annex B.

§7

Besitzübergang

1.	Die Übergabe eines Einzelnen Kaufobjekts (“Besitzübergang”) erfolgt an dem Tag nach dem Tag, an dem der Kaufpreis für das jeweilige Einzelne Kaufobjekt beim Verkäufer ohne Widerrufsmöglichkeit gutgeschrieben wurde. Unbeschadet des vorstehenden Satzes erfolgt der Besitzübergang jedoch frühestens am ersten Kalendertag des Monats nach dem betreffenden Stichtag (d. h. im Falle von § 4.2 am 1. November 2013); § 4.2 Abs. 1 letzter Satz bleibt unberührt.

Section 7

Transfer of Possession

1.	The transfer of possession of an Individual Purchase Object (“Transfer of Possession”) occurs on the day after the day on which the Purchase Price for the relevant Individual Purchase Object has been irrevocably credited to the Seller. However, notwithstanding the foregoing the Transfer of Possession shall not be at a date until the first calendar day of the month following the respective due date (i.e., in case of Sec. 4.2 the first calendar day of November 2013); Sec. 4.2 para 1 last sentence remains unaffected.

2.	Mit dem Besitzübergang gehen auf den Käufer alle Nutzen und alle Lasten über, gleich ob privater oder öffentlicher Natur (insbesondere Grundsteuer, Anliegerbeiträge sowie sonstige Abgaben). Zu diesem Zeitpunkt geht ebenfalls die Gefahr des zufälligen Untergangs oder der zufälligen Verschlechterung auf den Käufer über; § 6.6 bleibt unberührt. Ab diesem Zeitpunkt trägt der Käufer zudem die Verkehrssicherungspflicht.
2.	Upon Transfer of Possession, all burdens, regardless of whether of a private legal nature or under public law (especially property tax, property assessments as well as other levies) and all benefits pass to the Purchaser; at this time, the risk of accidental loss or accidental deterioration also pass to the Purchaser; Sec. 6.6 remains unaffected. Commencing at this time, the Purchaser also bears the duty to secure the property.

Mit dem Besitzübergang tritt der Käufer anstelle des Verkäufers in die Rechte und Pflichten, die sich aus der Eigentümerstellung in Bezug auf das jeweilige Einzelne Kaufobjekt ergeben, ein und übernimmt die mit dem Einzelnen Kaufobjekt zusammenhängenden Verpflichtungen gegenüber privaten oder öffentlich-rechtlichen Dritten, indem er in die

Upon Transfer of Possession, the Purchaser assumes the rights and obligations arising from ownership of the relevant Individual Purchase Object in place of the Seller and assumes the obligations pertaining to the Individual Purchase Object vis-à-vis private third parties or third parties under public law by entering into the obligations or legal relationships in place of

Verpflichtungen oder Rechtsverhältnisse anstelle des Verkäufers eintritt, die in Anlage 7.2 genannt sind. Ab dem Besitzübergang hat der Käufer den Verkäufer von sämtlichen in vorstehendem Satz in Bezug genommenen Verpflichtungen, die nach dem Besitzübergang entstehen, freizustellen. §§ 1.2 und 7.3 bleiben unberührt.

the Seller specified in Annex 7.2. As of the Transfer of Possession, the Purchaser must indemnify the Seller from all obligations referred to in the preceding sentence arising after the Transfer of Possession. Sec. 1.2 and Sec. 7.3 shall remain unaffected.

Sollte der Eintritt durch den Käufer nur mit Zustimmung des Vertragspartners wirksam sein und diese verweigert werden, ist der Verkäufer auf Verlangen des Käufers verpflichtet, das betreffende Vertragsverhältnis auf Rechnung und Kosten des Käufers weiterzuführen, längstens bis zum Zeitpunkt der ersten Kündigungsmöglichkeit.

If the assumption by the Purchaser is effective only with the consent of the contractual counterparty and if such consent is denied, the Seller shall be obliged, if so requested by the Purchaser, to continue the relevant contractual relationship on account and at the costs of Purchaser until no later than such time a termination becomes possible for the first time.

Die Verpflichtungen, Lasten und Kosten werden auf den Tag des Besitzübergangs abgerechnet. Die von dem Verkäufer für den Zeitraum nach dem Besitzübergang im Voraus getragenen oder noch zu tragenden Lasten und Kosten, insbesondere die Grundsteuer, hat der Käufer dem Verkäufer zu erstatten. Die von dem Käufer für den Zeitraum vor dem Besitzübergang im Voraus getragenen oder noch zu tragenden Lasten und Kosten, insbesondere die Grundsteuer, hat der Verkäufer dem Käufer zu erstatten.

The obligations, charges, and costs are settled as per the date of the Transfer of Possession. The Purchaser shall reimburse the Seller for the burdens and costs that have been or will be borne by the Seller in advance for the period after the Transfer of Possession, including but not limited to the real property tax. The Seller shall reimburse the Purchaser for the burdens and costs that have been or will be borne by the Purchaser for the period before the Transfer of Possession, including but not limited to the real property tax.

3.	Mit dem Besitzübergang hinsichtlich des Einzelnen Kaufobjekts Nr. 4 [Park-Klinik] tritt der Käufer in sämtliche sich aus dem Erbbaurechtsvertrag vom 6. Oktober 1988 (UR-Nr. 664/1988 des Notars Dr.
3.

Upon Transfer of Possession of Individual Purchase Object no. 4 [Park-Klinik], the Purchaser assumes all rights and obligations from that date thereof arising from the hereditary building right agreement dated

Buschlinger, Wiesbaden), geändert durch Nachtragsurkunden vom 14. April 1989 (UR-Nr. 293/1989 des Notars Dr. Buschlinger, Wiesbaden), 29. Juni 1990 (UR-Nr. 490/1990 des Notars Dr. Buschlinger, Wiesbaden), 27. März 1991 (UR-Nr. 309/1991 des Notars Dr. Buschlinger, Wiesbaden) und 2. April 1991 (UR-Nr. 323/1991 des Notars Dr. Buschlinger, Wiesbaden) sowie durch Realteilungserklärung vom 6. April 2009 (UR-Nr. C 82/09 des Notars Claus, Wiesbaden) ab diesem Zeitpunkt ergebenden Rechte und Pflichten des Verkäufers ein (zusammen der “Erbbaurechtsvertrag”).
October 6, 1988 (deed no. 664/1988 of the notary Dr. Buschlinger, Wiesbaden), as amended by deeds dated April 14, 1989 (deed no. 293/1989 of the notary Dr. Buschlinger, Wiesbaden), dated June 29, 1990 (deed no. 490/1990 of the notary Dr. Buschlinger, Wiesbaden), dated March 27, 1991 (deed no. 309/1991 of the notary Dr. Buschlinger, Wiesbaden), dated April 2, 1990 (deed no. 323/1991 of the notary Dr. Buschlinger, Wiesbaden) and splitting declaration of April 6, 2009 (deed no. C 82/09 of the notary Claus, Wiesbaden) (collectively, the “HBR Agreement”).

Der Käufer ist im Fall eines Weiterverkaufs des Einzelnen Kaufobjekts Nr. 4 [Park-Klinik] an einen Dritten dazu verpflichtet, den entsprechenden Dritten ebenfalls zu verpflichten, die Rechte und Pflichten aus dem Erbbaurechtsvertrag zu übernehmen (Weitergabeverpflichtungsklausel).

The Purchaser shall be obliged, in case of a sale and transfer of the Individual Purchase Object no. 4 [Park-Klinik] to a third party to oblige such third party to assume all rights and obligations arising from the HBR Agreement (Weiterverpflichtungsklausel).

Im Übrigen gelten die Bestimmungen des Annex 7.3 (Deed).

Furthermore the provisions of Annex 7.3. (Deed) shall apply.

4.	Innerhalb eines Zeitraums von zwei Monaten nach Besitzübergang hat der Verkäufer dem Käufer Kopien der im Datenraum zur Verfügung gestellten Grundstücksunterlagen betreffend den Kaufgegenstand zu übergeben, soweit dies nicht bereits zuvor geschehen ist. Sofern und soweit der Verkäufer im Besitz von Originaldokumenten ist, muss er diese ebenfalls übergeben, es sei denn, der Verkäufer ist gesetzlich zur Aufbewahrung von Originaldokumenten verpflichtet.
4.	Within a period of two months after the Transfer of Possession, the Seller must hand over to the Purchaser copies of the real property related documents relating to the Purchase Object disclosed in the Data Room, to the extent this has not already occurred before. If and to the extent the Seller is in possession of originals, it must hand over such originals as well, unless the Seller is required by law to retain originals.

5.	Erschließungs- und Anliegerbeiträge nach dem Baugesetzbuch sowie Beiträge und Kostenerstattungspflichten nach dem Kommunalabgabengesetz und den entsprechenden Gemeindesatzungen, für die bis zum heutigen Tage Bauarbeiten begonnen wurden, hat der Verkäufer zu tragen. Alle Kosten für danach begonnene Maßnahmen gehen zu Lasten des Käufers. Etwaige Erstattungsansprüche des Verkäufers aus Vorausleistungen werden dem dies annehmenden Käufer hiermit abgetreten; soweit Vorauszahlungen die Beitragsschuld überschreiten, ist der Käufer zur Rückzahlung des entsprechenden Betrages an den Verkäufer verpflichtet.
5.	Development and adjacent owner’s charges for connection to public services under the German Construction Code as well as contributions and obligations to reimburse costs pursuant to the Act on Local Community Charges and respective municipal bylaws, with respect to which the construction works have commenced to date, must be borne by the Seller. The costs of measures commenced thereafter must be borne by the Purchaser. Any claims for reimbursement of the Seller based on advance payments are hereby assigned to the Purchaser, which accepts the assignment; if advance payments exceed the contribution liability, the Purchaser shall be obliged to repay the respective amount to the Seller.

Die Parteien stellen einander von jeglicher dieser Verteilung im Innenverhältnis widersprechenden Inanspruchnahme frei. Auf eine Sicherung des Freistellungsanspruches wird nach Belehrung durch den Notar verzichtet. Der Käufer hat den Verkäufer über etwaige Rückzahlungen unverzüglich schriftlich zu informieren.

The Parties indemnify each other from any demand that do not correspond with this internal allocation. After having been instructed by the Notary, the Parties waive to have this indemnification claim collateralised. The Purchaser shall notify the Seller of any repayments immediately in writing.

6.	Ohne vorherige Einwilligung des Käufers und mit Ausnahme der in Anlage 7.6 aufgeführten Belastungen wird der Verkäufer (i) den Kaufgegenstand nicht belasten oder entsprechenden Belastungen zustimmen (insbesondere Grunddienstbarkeiten, Baulasten, etc.) und (ii) keine Anträge bezüglich des Kaufgegenstandes beim zuständigen Grundbuchamt oder einer öffentlichen Behörde einreichen, ändern oder zurückziehen.
6.	Without prior approval of the Purchaser and except for the encumbrances listed in Annex 7.6, the Seller will not (i) encumber or consent to encumbrances of the Purchase Object (including, but not limited to servitudes, building charges, etc.) or (ii) file, amend or withdraw any applications regarding the Purchase Object with the relevant land registry or public entity.

§ 8

Auflassungsvormerkung

1.	Der Verkäufer bewilligt und der Käufer beantragt, zu Gunsten des jeweiligen Käufers gemäß Annex 1.1 Auflassungsvormerkungen zur Sicherung seiner Ansprüche auf Übertragung des Eigentums an den Einzelnen Kaufobjekten einzutragen.

Section 8

Priority Notice of Conveyance

1.	The Seller approves, and the Purchaser applies for priority notices of conveyance (Auflassungsvormerkung) in favor of the respective Purchaser pursuant to Annex 1.1 to secure its claims for transfer of title to the Individual Purchase Objects.

Zum Zwecke der Kaufpreisfinanzierung des Käufers bleibt das Recht des Eigentümers vorbehalten, mit Rang vor den vorstehenden Auflassungsvormerkungen, Grundpfandrechte bis zur Höhe des Gesamtkaufpreises nebst bis zu 20%. Jahreszinsen ab heute sowie nebst einer einmaligen Nebenleistung von bis zu 15%. des Grundbetrags eintragen zu lassen. Der Rangvorbehalt wird inhaltlich dahin beschränkt, dass er nur für Grundpfandrechte gilt, die unter Mitwirkung des Käufers bestellt wurden (bedingter Rangvorbehalt). Der Verkäufer bewilligt und der Käufer beantragt, diesen Vorrangsvorbehalt gleichzeitig mit der Auflassungsvormerkung einzutragen.

For the purpose of financing the Purchase Price by the Purchaser, the right of the owner is reserved to have mortgages in an amount of up to the Total Purchase Price plus up to 20 % p.a. interest thereon as from the date hereof and plus a one time ancillary charge of up to 15 % of the nominal amount registered ranking senior to the aforementioned priority notice of conveyance. The reservation of priority shall be limited in content in such form that it only applies to mortgages created with the Purchaser’s cooperation (bedingter Rangvorbehalt). The Seller approves and the Purchaser applies for such reservation of priority being registered simultaneously with the priority notice of conveyance.

Werden die Eintragung des Grundpfandrechtes und der Auflassungsvormerkung gleichzeitig beantragt, soll das Grundpfandrecht Rang erhalten vor der Auflassungsvormerkung.

If the registration of the mortgage and the priority notice of conveyance is applied for at the same time, the mortgage shall rank senior to the priority notice of conveyance.

2.	Die Parteien bewilligen und beantragen schon heute die Löschung der vorgenannten
2.	The Parties already today approve and apply for the deletion of the above mentioned

Auflassungsvormerkung, sobald der Käufer als Eigentümer des Kaufgegenstands in das Grundbuch eingetragen ist und keine Zwischeneintragungen erfolgt oder beantragt sind, an denen der Käufer nicht mitgewirkt hat.

priority notice of conveyance as soon as the Purchaser has been entered as the owner of the Purchase Object in the land register and no interim entries have been made or applied for without the cooperation of the Purchaser.

Weiter bevollmächtigen und beauftragen die Parteien den Notar unwiderruflich, im Namen des Käufers die Löschung der Auflassungsvormerkung zu bewilligen und zu beantragen,

Furthermore, the Parties authorise and irrevocably instruct the Notary on behalf of the Purchaser to consent to, and apply for, the deletion of the priority notice of conveyance,

a)	sobald der Verkäufer die Löschung der Auflassungsvormerkung verlangt, und dazu dem amtierenden Notar schriftlich bestätigt hat, zur Eigentumsverschaffung nicht mehr verpflichtet zu sein, der Notar dem Käufer dies schriftlich mitgeteilt hat und der Käufer innerhalb von vier Wochen nach der Mitteilung kein Gerichtsverfahren gegen die Löschung eingeleitet hat,
a)	as soon as the Seller requests the deletion of the priority notice of conveyance and has confirmed to the officiating Notary in writing that it is no longer obliged to transfer title; the Notary has notified the Purchaser thereof in writing and the Purchaser has not initiated a court procedure against the deletion within four weeks from being so notified,

b)	oder sobald der Notar dazu schriftlich vom Käufer ermächtigt worden ist.
b)	or as soon as the Notary has been authorized to do so in writing by the Purchaser.

Die vorstehenden Einschränkungen der Vollmacht des Notars gelten nur im Innenverhältnis. Im Außenverhältnis ist die Vollmacht unbeschränkt.

The above limitations on the Notary’s power of attorney apply only in the relationship inter se. In the relationship with third parties, the power of attorney is unlimited.

§ 9

Auflassung

Die Erschienenen erklären nunmehr die

A U F L A S S U N G

wie folgt:

Wir sind uns darüber einig, dass das Eigentum bzw. das Erbbaurecht an den Einzelnen Kaufobjekten auf den jeweiligen in Anlage 1.1 bestimmten Käufer übergeht. Der Verkäufer bewilligt und der Käufer beantragt die Eintragung des Käufers als Eigentümer und Inhaber des Erbbaurechts im Grundbuch

Section 9

Conveyance (Auflassung)

The persons appearing now declare the

C O N V E Y A N C E

as follows:

We are in agreement that the title to the Individual Purchase Objects and the hereditary building right respectively pass to the respective Purchaser pursuant to Annex 1.1. The Seller approves and the Purchaser applies for the registration of the Purchaser as the owner and the holder of the hereditary building right in the land register.

Der Notar wird jedoch angewiesen, die Grundbuchumschreibung hinsichtlich eines Einzelnen Kaufobjekts erst dann zu bewilligen und zu beantragen, wenn ihm der Verkäufer die vertragsgerechte Zahlung des Kaufpreises für dieses Einzelne Kaufobjekt schriftlich mitgeteilt hat bzw. der Käufer ihm nachgewiesen hat, dass der Verkäufer die Zahlung des Kaufpreises für dieses Einzelne Kaufobjekt erhalten hat; in jedem Fall wird der Notar die Eintragung nicht vor dem 1. November 2013 beantragen. Bis zu diesem Zeitpunkt wird der Notar nur Teilkopien ohne die vorstehende Auflassung ausstellen.

However, the Notary is instructed not to apply for registration in the land register with respect to an Individual Purchase Object until the Seller has notified him in writing of the payment of the Purchase Price for the relevant Individual Purchase Object, or the Purchaser has provided him with evidence of the receipt by the Seller of the payment of the Purchase Price for the relevant Individual Purchase Object, but in no event shall the Notary apply for registration prior to the first day of November 2013. Through this point of time the Notary shall only issue partial copies – without this Conveyance.

Die vorstehenden Einschränkungen der Vollmacht des Notars gelten nur im Innenverhältnis. Im Außenverhältnis ist die Vollmacht unbeschränkt.

The aforesaid restrictions of the power of attorney only apply inter pares. Otherwise, the power of attorney is unlimited.

§ 10

Belastungsvollmacht

1.	Der Verkäufer verpflichtet sich, bei der Bestellung vollstreckbarer (§ 800 ZPO) Grundschulden zu Gunsten von Kreditinstituten,

Section 10

Power of Attorney to Encumber

1.	The Seller undertakes to cooperate as the current owner of and holder of a hereditary building right regarding the Individual Purchase die zum Geschäftsbetrieb in der Europäischen Union befugt sind, als derzeitiger Eigentümer bzw. Erbbauberechtigter der Einzelnen Kaufobjekte mitzuwirken. Diese Mitwirkungspflicht besteht nur, wenn in der Grundschuldbestellungsurkunde folgende von den Parteien bereits jetzt getroffenen Bestimmungen wiedergegeben werden:

Objects in establishing enforceable (Sec. 800 German Code of Civil Procedures) land charges for the benefit of credit institutions authorized to conduct business in the European Union. This duty to cooperate only exists if the document establishing the land charge reflects the following provisions already agreed at this time by the Parties:

a)	Sicherungsabrede: Der Grundschuldgläubiger darf das Grundpfandrecht nur insoweit als Sicherheit verwerten und/oder behalten, als er tatsächlich Zahlungen mit Tilgungswirkung für die Kaufpreisschuld des Käufers geleistet hat. lst die Grundschuld zurück zu gewähren, so kann nur Löschung verlangt werden, nicht Abtretung oder Verzicht. Alle weiteren innerhalb oder außerhalb dieser Urkunde getroffenen Zweckbestimmungserklärungen, Sicherungs- und Verwertungsvereinbarungen gelten daher erst nach vollständiger Kaufpreiszahlung, spätestens nach Übergang des Eigentums am belasteten Grundstück auf den Käufer. Ab diesem Zeitpunkt gelten sie für und gegen den Käufer als neuem Sicherungsgeber.
a)	Security Arrangement: The land charge creditor can only realize and/or retain the land charge as security to the extent that the creditor has actually made payments in satisfaction of the obligation of the Purchaser to pay the Purchase Price. If the land charge must be returned, only deletion can be demanded, but not an assignment or waiver. All other declarations on the purpose agreed within or outside of this Document, agreements on security and realization, therefore, only apply after complete payment of the Purchase Price, but no later than after transfer of title in the encumbered property to the Purchaser. Commencing at that time, they apply for and against the Purchaser as the new security grantor.

b)	Zahlungsanweisung: Zahlungen haben nach Maßgabe von § 4.5 zu erfolgen.
b)	Payment instruction: Payments must be made as provided for in Sec. 4.5.

c)	Persönliche Zahlungspflichten, Kosten: Der Verkäufer übernimmt im Zusammenhang mit der Grundschuldbestellung keinerlei persönliche Zahlungspflichten.
c)	Personal payment obligations, costs: The Seller assumes no personal payment obligations whatsoever in connection with establishing the land

Der Käufer verpflichtet sich, den Verkäufer von allen Kosten und sonstigen Folgen der Grundschuldbestellung freizustellen.

charge. The Purchaser undertakes to indemnify the Seller against all costs and any consequences of establishing the land charge.

d)	Fortbestand der Grundschuld: Die bestellte Grundschuld darf auch nach Eigentumsumschreibung auf den Käufer bestehen bleiben. Alle Eigentümerrechte und Rückgewähransprüche, die mit ihr zu tun haben, werden hiermit mit Wirkung ab Bezahlung des Kaufpreises, in jedem Falle aber ab Eigentumsumschreibung, auf den dies annehmenden Käufer übertragen. Entsprechende Grundbucheintragung wird bewilligt.
d)	Continued existence of the land charge: The established land charge can continue to exist after registration of transfer of title to the Purchaser. All ownership rights and claims for return relating to the land charge are hereby transferred to the Purchaser effective upon payment of the Purchase Price, however, in any event upon registration of the transfer of title; the Purchaser accepts such assignments. Corresponding registration in the land register is approved.

2.	Der Verkäufer erteilt dem Käufer mit der Ermächtigung zur Unterbevollmächtigung Vollmacht, ihn bei allen vorstehenden Rechtshandlungen zu vertreten. Diese Vollmacht gilt nur dann, wenn in der Grundschuldbestellungsurkunde die unter den vorstehenden Punkten getroffenen Bestimmungen wiedergegeben werden.
2.	The Seller grants the Purchaser power of attorney together with the authorization to grant subordinate power of attorney to represent the Seller in all of the above mentioned legal acts. This power of attorney only applies if the document establishing the land charge reflects the provisions agreed to in the preceding points.

3.	Die Vollmacht kann ausgeübt werden, bevor erforderliche behördliche Genehmigungen erteilt sind. Von der Vollmacht kann nur durch Erklärung vor dem amtierenden Notar oder seinem Vertreter oder Nachfolger im Amt Gebrauch gemacht werden, der ihre vertragsmäßige Ausübung überwacht.
3.	The power of attorney can be exercised prior to the granting of the necessary public permits. The power of attorney can only be used by a declaration before the officiating Notary or his/her official representative or successor in office who will supervise the exercise in accordance with the contract.

4.	Der Käufer weist die Kreditgeber, die durch die nach diesem § 10 bestellten
4.	The Purchaser hereby irrevocably instructs the lenders collateralized by the land

Grundschulden besichert sind, hiermit unwiderruflich an, die Darlehensbeträge entsprechend der in diesem Kaufvertrag vereinbarten Regelungen zu überweisen.

charges created under this Sec. 10 to transfer the amounts of the loan in accordance with the provisions contained in this Agreement.

§ 11

Vertragsabwicklung/Beauftragung des Notars

Section 11

Contract Execution/Instructions to the Notary

1.	Der Notar machte auf den weiteren Gang des Verfahrens bis zur Umschreibung im Grundbuch aufmerksam. Er wies insbesondere hin auf das Vorkaufsrecht nach dem Baugesetzbuch.
1.	The notary informed the parties about the further course of the proceedings up to the transfer of ownership in the land register. He made special mention of the pre-emption right pursuant to the German Building Code (Baugesetzbuch).

Der Notar soll der Gemeinde sofort eine vollständige Vertragsabschrift übersenden, um die Ausübungsfrist von zwei Monaten in Gang zu setzen.

The notary shall immediate send a complete copy of the contract to the municipality in order to set in motion the exercise period of two months.

2.	Die Parteien ermächtigen hiermit den beurkundenden Notar, in ihrem Namen alle Erklärungen abzugeben und entgegenzunehmen, insbesondere auch Anträge einzeln zu stellen und zurückzunehmen, soweit dies für den Vollzug des Kaufvertrags erforderlich ist.
2.	The Parties hereby authorize the officiating Notary to issue and receive all declarations in their names, especially to also submit and withdraw individual applications to the extent that this is necessary in order to implement this Agreement.

3.	Die Parteien beauftragen den amtierenden Notar mit der Durchführung dieses Kaufvertrags, insbesondere damit, die steuerliche Unbedenklichkeitsbescheinigung bezüglich der Grunderwerbssteuer zu beschaffen, alle zu diesem Kaufvertrag erforderlichen Genehmigungen zu beantragen und für sie entgegenzunehmen sowie die Fälligkeitsmitteilung nach § 4.2 bzw. § 4.3 zu veranlassen.
3.	The Parties instruct the officiating Notary to implement this Agreement, especially to obtain the clearance certificate from the tax authorities with regard to the real estate transfer tax, to apply for all permits required for this Agreement and to receive them and to cause the Maturity Notice to be made pursuant to Sec. 4.2 and Sec. 4.3, respectively.

4.	Eintragungen im Grundbuch sollen nur nach Anträgen des Notars erfolgen. Die Parteien verzichten insoweit auf ihr eigenes Antragsrecht.
4.	Registrations in the land register should only be made upon application by the Notary. The Parties waive in this regard the own right to submit their applications.

5.	Der Verkäufer wird sich unverzüglich um die Einholung des Treuhandauftrages und der Löschungsbewilligung seitens der Gläubiger der Belastungen in Abteilung III des Grundbuches selbst bemühen.
5.	The Seller will obtain the escrow mandate and the deletion consent from the mortgagees regarding the encumbrances registered in Sec. III of the land register without undue delay.

§ 12

Bevollmächtigung der Notariatsangestellten

Section 12

Power of Attorney for the Notarial Clerks

Hierdurch werden die Notare Dr. Florian Braunfels und Dr. Rainer Oppermann in Düsseldorf, deren Vertreter und die Mitarbeiter

Hereby the notaries Dr. Florian Braunfels and Dr. Rainer Oppermann in Düsseldorf and their official deputies as well as the employees

Herr Heinz Langmack

Frau Ingrid Neu

Frau Ulrike Gildemeister

Frau Silke Großebrockhoff

Herr Maximilian Lemke

Herr Heinz Langmack

Frau Ingrid Neu

Frau Ulrike Gildemeister

Frau Silke Großebrockhoff

Mr. Maximilian Lemke

bevollmächtigt, alles zu erklären und zu bewilligen, was nach ihrem pflichtgemäßen Ermessen zum Vollzug dieses Vertrages und zur Eintragung im Grundbuch – insbesondere bei gerichtlichen Zwischenverfügungen noch notwendigen oder zweckmäßig ist – einschließlich der Erklärung der Auflassung und der Bewilligung der Auflassungsvormerkung, der Beantragung von Löschungen, der Abgabe von ldentitätsbescheinigungen. Jeder Bevollmächtigte darf einzeln und für alle Beteiligten gleichzeitig handeln.

are granted power of attorney to declare and consent to everything that is still necessary or instrumental for executing this contract and for registration in the land register, in particular in the case of interim court orders – including the declaration of conveyance and the approval of the priority notice of conveyance, the application for deletions and the issuance of certificates of identity. Each empowered person may act solely and simultaneously for all parties.

Die Vollmachten schließen die - gegenüber dem Grundbuchamt unbeschränkte - Belastung des Kaufgegenstands entsprechend § 10 sowie die Zwangsvollstreckungsunterwerfung des dinglichen – beim Käufer auch des persönlichen – Vermögens und die Abgabe der im Zusammenhang mit der dinglichen Belastung seitens der Finanzierungsinstitute geforderten Sicherungszweckerklärungen ein. Über die Bedeutung der persönlichen Haftungsübernahme mit Zwangsvollstreckungsunterwerfung sowie über die rechtliche und wirtschaftliche Tragweite der Vollmachtserteilung hat der beurkundende Notar ausführlich belehrt.

The powers of attorney include the encumbrance of the Purchase Object in accordance with Sec. 10, without any restrictions towards the land register office, as well as submission to immediate enforcement in rem, and in the case of the Purchaser, also the personal assets, and the issuance of the declarations on the security purpose required by the financial institutions in connection with in rem encumbrance. The officiating Notary has explained in detail the significance of the personal assumption of liability with submission to immediate enforcement as well as the legal and commercial effects of granting power of attorney.

Von dieser Vollmacht kann nur vor dem beurkundenden Notar oder dessen Vertreter oder Nachfolger im Amt Gebrauch gemacht werden. Im Innenverhältnis wird der Notar angewiesen, sicherzustellen, dass von der Vollmacht nur nach Abstimmung mit den Parteien Gebrauch gemacht wird. Nach außen ist die Vollmacht unbeschränkt.

This power of attorney can only be used before the officiating Notary or his official representative or successor in office. Internally, the Notary is instructed to ensure that the power of attorney is only used after coordination with the Parties. The power of attorney is unrestricted in the external relationship.

Die Parteien bevollmächtigen auch den amtierenden Notar, soweit erforderlich oder zweckmäßig, Bewilligungen und Anträge gegenüber dem Grundbuchamt zu ändern und zu ergänzen, überhaupt alles zu tun, was verfahrensrechtlich zur Durchführung des Kaufvertrags erforderlich sein sollte, insbesondere Grundstücksbezeichnungen zu berichtigen, zu ergänzen und/oder gemäß § 28 GBO zu bezeichnen.

The Parties also grant power of attorney to the officiating Notary to amend and supplement, to the extent necessary or expidient, approvals and applications vis-à-vis the land register office and, generally, to effect everything necessary under procedural law with regard to the implementation of this Agreement, in particular to correct, supplement the identification of and/or to identify real property in accordance with Sec. 28 of the Land Register Act.

§ 13

Kosten, Grunderwerbsteuer

1.	Die mit der Beurkundung und Durchführung und ggf. Rückabwicklung dieses Kaufvertrags verbundenen Kosten trägt, soweit nicht ausdrücklich etwas anderes bestimmt ist, der Käufer mit Ausnahme der Kosten der Löschung nicht übernommener Belastungen im Grundbuch, die der Verkäufer trägt.

Section 13

Costs, Real Estate Transfer Tax

1.	The Purchaser bears, to the extent not specifically provided otherwise, the costs associated with the notarization and implementation and unwinding, as the case may be, of this Agreement other than the costs associated with the deletion of the encumbrances in the land register that are not assumed by Purchaser, which costs are borne by the Seller.

Die Kosten seiner Vertretung (z.B. für Vollmacht oder Genehmigung) trägt jeder Beteiligte selbst.

Each party bears its own representation costs (e.g. for powers of attorney or approval).

2.	Die Grunderwerbsteuer trägt der Käufer.
2.	The Purchaser bears the real estate transfer tax.

§ 14

Rücktritt

1.	Den Parteien steht das in diesem § 14 geregelte Rücktrittsrecht zu. Darüber hinaus sind die Parteien nicht berechtigt, von diesem Kaufvertrag zurückzutreten oder im Wege des Schadensersatzes die Aufhebung des Kaufvertrags zu verlangen. Sollte aufgrund zwingender gesetzlicher Bestimmungen ein Rücktrittsrecht bestehen und nach Besitzübergang ausgeübt werden, gelten insoweit die gesetzlichen Bestimmungen. Schadensersatzansprüche sind ausgeschlossen.

Section 14

Withdrawal

1.	The Parties have the right to withdrawal based on this Sec. 14. Apart from that, the Parties are not entitled to withdraw from this Agreement or to demand for the revocation of this Agreement in the context of any claims for indemnification. If there is any mandatory statutory right to withdraw which is exercised after the Transfer of Possession, the statutory rights shall apply. Damage claims are excluded.

2.	Jede Partei ist berechtigt, von diesem Kaufvertrag hinsichtlich eines Einzelnen Kaufobjekts zurückzutreten, soweit bezüglich
2.	Each Party is entitled to withdraw from this Agreement with respect to an Individual Purchase Object to the extent that a pre-emption dieses Einzelnen Kaufobjekts ein öffentlich-rechtliches Vorkaufsrecht ausgeübt wird. Schadensersatzansprüche sind ausgeschlossen. Allerdings trägt der Verkäufer etwaige damit verbundene Gerichtskosten. Der Rücktritt lässt die Rechte des Vorkaufsberechtigten unberührt.

purchase right under public-law is exercised with respect to that Individual Purchase Object. Damage claims are excluded. However, the Seller shall bear any related court costs accrued. The withdrawal does not affect the rights of the holder of the pre-emption right.

3.	Für den Fall, dass der Eintritt der Zahlungsvoraussetzungen gemäß § 4.2 oder § 4.3 lit. a) nicht innerhalb von sechs (6) Monaten nach dem heutigen Tage vom Notar durch eine Fälligkeitsmitteilung bestätigt wird, gilt Folgendes:
3.	In the event that fulfillment of the payment conditions as set forth in Sec. 4.2 or Sec. 4.3 lit. a) has not been confirmed by the Notary within six (6) months from the date hereof in a Maturity Notice, the following shall apply:

a)	Jede Partei ist berechtigt, von diesem Kaufvertrag insgesamt zurückzutreten. Der Mietvertrag in Annex B tritt in diesem Fall nicht in Kraft und der Käufer stimmt hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung bereits jetzt unwiderruflich zu. Vorbehaltlich der nachstehenden Absätze b) und c) ist das Rücktrittsrecht in diesem Zusammenhang das einzige Recht der Parteien und alle anderen vertraglichen oder gesetzlichen Rechte werden hiermit ausgeschlossen.
a)	Either Party shall be entitled to withdraw from this Agreement in its entirety. The lease agreement contained in Annex B shall in this event not enter into effect and the Purchaser herewith irrevocably agrees to the cancellation of the priority notice of conveyance which has been recorded pursuant to Sec. 8. The withdrawal right shall be the exclusive right of the Parties in this respect and – subject to lit. b) and c) below – any other contractual and statutory rights shall be excluded herewith.

b)	Der Verkäufer trägt die anfallenden Notar- und Gerichtskosten und der Käufer kann eine Vertragsstrafe in Höhe von EUR 3.000.000 fordern, sofern die Nichterfüllung der Zahlungsvoraussetzungen auf ein Verschulden des Verkäufers zurückzuführen ist (hierzu gehört auch der Nichteintritt der Zahlungsvoraussetzung gemäß § 4.2(b)). Dem Käufer stehen unter diesen Umständen keine weiteren Schadensersatzansprüche über den Betrag der Vertragsstrafe hinaus zu.
b)	The Seller shall bear the notary and court costs accrued and the Purchaser may claim liquidated damages in the amount of EUR 3,000,000, in case the non-fulfillment of the payment conditions was caused by the Seller’s fault (which shall include a lack of fulfillment of the condition precedent set forth in Sec. 4.2(b)). The Purchaser shall not be entitled to claim any further damages exceeding the amount of the liquidated damages.

c)	Der Käufer trägt die anfallenden Notarund Gerichtskosten und der Verkäufer kann eine Vertragsstrafe in Höhe von EUR 3.000.000 fordern, sofern die Nichterfüllung der Zahlungsvoraussetzungen auf die Nichteinhaltung von § 7.3 durch den Käufer zurückzuführen ist. Dem Verkäufer stehen unter diesen Umständen keine weiteren Schadensersatzansprüche über den Betrag der Vertragsstrafe hinaus zu.
c)	The Purchaser shall bear the notary and court costs accrued and the Seller may claim liquidated damages in the amount of EUR 3,000,000, in case the non-fulfillment of the payment conditions was caused by the Purchaser’s non-compliance with Sec. 7.3. The Seller shall not be entitled to claim any further damages exceeding the amount of the liquidated damages.

4.	Für den Fall, dass der Eintritt der Zahlungsvoraussetzungen gemäß § 4.3 lit. b) in Bezug auf ein Einzelnes Kaufobjekt nicht innerhalb von neun (9) Monaten nach dem heutigen Tage vom Notar durch eine Fälligkeitsmitteilung bestätigt wird, ist jede Partei berechtigt, hinsichtlich dieses Einzelnen Kaufobjekts von diesem Kaufvertrag zurückzutreten. Das betreffende Einzelne Kaufobjekt fällt in diesem Fall aus dem Mietvertrag in Annex B heraus und der Käufer stimmt hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung bereits jetzt unwiderruflich zu. Das Teilrücktrittsrecht ist in diesem Zusammenhang das einzige Recht der Parteien und alle anderen vertraglichen oder gesetzlichen Rechte werden hiermit ausgeschlossen. In diesem Fall gelten jedoch § 14.3 lit. b) oder c) entsprechend, d. h. die jeweils andere Partei kann eine Vertragsstrafe in Höhe von EUR 3.000.000 verlangen, wenn die Voraussetzungen gemäß § 14.3 lit b) oder c) hinsichtlich des entsprechenden Einzelnen Kaufobjekts vorliegen.
4.	In the event that fulfillment of the payment conditions as set forth in Sec. 4.3 lit. b) with respect to an Individual Purchase Object has not been confirmed by the Notary within nine (9) months from the date hereof in a Maturity Notice, either Party is entitled to withdraw from this Agreement with respect to the relevant Individual Purchase Object. In this event, the Individual Purchase Object does not become part of the lease agreement contained in Annex B and the Purchaser herewith irrevocably agrees to the cancellation of the respective priority notice of conveyance which has been recorded pursuant to Sec. 8. The partial withdrawal right shall be the exclusive right of the Parties in this respect and any other contractual and statutory rights shall be excluded herewith. However, Sec. 14.3 lit. b) or c) shall apply mutatis mutandis in this event, i.e., the relevant other Party may claim liquidated damages of EUR 3,000,000 if the requirements of Sec. 14.3 lit. b) or c) are met with regard to such Individual Purchase Object.

5.	1st der Käufer mit der Zahlung des Gesamtkaufpreises gemäß § 4.2 oder der Summe der Kaufpreise gemäß § 4.3 lit. a) in Verzug, kann der Verkäufer nach Ablauf einer vom Verkäufer gesetzten Nachfrist von zehn (10) Bankarbeitstagen (Düsseldorf) von diesem Kaufvertrag insgesamt zurücktreten und eine Vertragsstrafe in Höhe von EUR 3.000.000 verlangen. Für diesen Fall stimmt der Käufer hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung bereits jetzt unwiderruflich zu. Der Verkäufer ist nicht berechtigt, einen über den Betrag der Vertragsstrafe hinausgehenden Schaden geltend zu machen oder ein sonstiges Rechtsmittel gegen den Käufer unter diesen Umständen einzulegen.
5.	In the event that the Purchaser is in default with the payment of the Total Purchase Price pursuant to Sec. 4 .2 or the sum of the Purchase Prices pursuant to Sec. 4 .3 lit. a), after expiration of a cure period of ten (10) bank business days (Düsseldorf) set by the Seller, the Seller may withdraw from this Agreement in its entirety, and may claim liquidated damages in the amount of EUR 3,000,000. In this event, the Purchaser herewith irrevocably agrees to the cancellation of the priority notice of conveyance which has been recorded pursuant to Sec. 8. The Seller shall not be entitled to claim further damages exceeding the amount of the liquidated damages or to have any other remedy against the Purchaser in such circumstances.

6.	1st der Käufer mit der Zahlung des Kaufpreises für ein Einzelnes Kaufobjekt gemäß § 4.3 lit. b) in Verzug, kann der Verkäufer nach Ablauf einer vom Verkäufer gesetzten Nachfrist von zehn (10)Bankarbeitstagen (Düsseldorf) nach seiner Wahl hinsichtlich dieses Einzelnen Kaufobjekts oder aller Einzelnen Kaufobjekte, für die der Kaufpreis (sowie etwaige Nebenleistungen (z.B. Verzugszinsen)) noch nicht beim Verkäufer ohne Widerrufsmöglichkeit gutgeschrieben wurden, von diesem Kaufvertrag zurücktreten und eine Vertragsstrafe in Höhe von EUR 3.000.000 verlangen. Für diesen Fall stimmt der Käufer hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung
6.	In the event that the Purchaser is in default with the payment of the Purchase Price for an Individual Purchase Object pursuant to Sec. 4 .3 lit. b), after expiration of a cure period of ten (10) bank business days (Düsseldorf) set by the Seller, the Seller may withdraw from this Agreement with respect to that Individual Purchase Object or, at its option, all Individual Purchase Objects for which the Purchase Price (including any ancillary costs (e.g., default interest)) has not yet been irrevocably credited to the Seller, and may claim liquidated damages of EUR 3,000,000. In this event, the Purchaser herewith irrevocably agrees to the cancellation of the respective priority notice of conveyance which has been recorded pursuant to Sec. 8. The Seller shall bereits jetzt unwiderruflich zu. Der Verkäufer ist nicht berechtigt, einen über den Betrag der Vertragsstrafe hinausgehenden Schaden geltend zu machen.

not be entitled to claim any further damages exceeding that amount of liquidated damages.

7.	Sofern ein Einzelnes Kaufobjekt vor Besitzübergang ganz oder in wesentlichen Teilen zerstört wird, ist jede Partei berechtigt, hinsichtlich dieses Einzelnen Kaufobjekts von diesem Kaufvertrag vor dem Besitzübergang zurückzutreten. Das betreffende Einzelne Kaufobjekt fällt in diesem Fall aus dem Mietvertrag in Annex B heraus und der Käufer stimmt hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung bereits jetzt unwiderruflich zu. Das Teilrücktrittsrecht ist in diesem Zusammenhang das einzige Recht der Parteien und alle anderen vertraglichen oder gesetzlichen Rechte werden hiermit ausgeschlossen, es sei denn, das betreffende Einzelne Kaufobjekt ist ein Unabdingbares Einzel-Mietobjekt, oder zusammengerechnet mit allen anderen Einzelnen Kaufobjekten, für welche die aufschiebenden Bedingungen nicht innerhalb von sechs (6) Monaten ab dem Datum dieses Vertrages erfüllt wurden, kann die in § 4.3 lit. a) genannte 75 % Schwelle nicht mehr erreicht werden; in diesem Fall kann jede der Parteien vor dem Besitzübergang von diesem Vertrag insgesamt zurücktreten.
7.	If an Individual Purchase Object is destroyed completely or in major parts prior to the Transfer of Possession, each Party is entitled to withdraw from this Agreement with respect to the relevant Individual Purchase Object prior to the Transfer of Possession. In this event, the Individual Purchase Object does not become part of the lease agreement contained in Annex B and the Purchaser herewith irrevocably agrees to the cancellation of the priority notice of conveyance which has been recorded pursuant to Sec. 8. The partial withdrawal right shall be the exclusive right of the Parties in this respect and any other contractual and statutory rights shall be excluded herewith, unless the affected Individual Purchase Object is a Must-Have Individual Leased Object or, when taken together with all Individual Purchase Objects for which conditions precedent have not been fulfilled within six (6) months from the date of this Agreement, the 75 % threshold set forth in Sec. 4.3 lit. a) can no longer be fulfilled, in which case each of the Parties may withdraw from this Agreement in its entirety prior to the Transfer of Possession.

8.	Im Falle eines Verstoßes gegen § 6.2 lit. a) ist der Käufer berechtigt, in Bezug auf das betreffende Einzelne Kaufobjekt von diesem Vertrag zurückzutreten. Das betreffende Einzelne Kaufobjekt fällt in diesem
8.	In the event of a breach of Sec. 6.2 lit. a), the Purchaser is entitled to withdraw from this Agreement with respect to the relevant Individual Purchase Object. In this event, the Individual Purchase Object does not

Fall aus dem Mietvertrag in Annex B heraus und der Käufer stimmt hiermit der Löschung der gemäß § 8 eingetragenen Vormerkung zur Eigentumsübertragung bereits jetzt unwiderruflich zu. Sofern es sich bei dem betroffenen Einzelnen Kaufobjekt um ein Unabdingbares Einzel-Mietobjekt handelt, oder sofern, zusammengerechnet mit allen anderen Einzelnen Kaufobjekten, die den Verstoß gegen § 6.2 lit. a) verursacht haben, die in § 4.3 lit. a) genannte 75 % Schwelle nicht mehr erreicht werden kann, so kann der Käufer von diesem Vertrag insgesamt zurücktreten. Es gelten §§ 346 f. BGB. § 6.5 bleibt unberührt. In diesem Fall ist § 14. 3 lit. b) entsprechend anwendbar. D.h. der Käufer kann eine Vertragsstrafe in Höhe von EUR 3.000.000,00 verlangen, sofern die Voraussetzungen gemäß § 14,3 lit. b) hinsichtlich des entsprechenden Einzelnen Kaufobjektes eingetreten sind.

become part of the lease agreement contained in Annex B and the Purchaser herewith irrevocably agrees to the cancellation of the priority notice of conveyance which has been recorded pursuant to Sec. 8. If the affected Individual Purchase Object is a Must-Have Individual Leased Object or, when taken together with all Individual Purchase Objects which caused the breach of Sec. 6.2 lit. a), the 75 % threshold set forth in Sec. 4.3 lit. a) can no longer be fulfilled, the Purchaser may withdraw from this Agreement in its entirety. Sec. 346 et seq. BGB shall apply. Sec. 6.5 shall remain unaffected. However, Sec. 14.3 lit. b) shall apply mutatis mutandis in this event, i.e., the Purchaser may claim liquidated damages of EUR 3,000,000 if the requirements of Sec. 14.3 lit. b) are met with regard to such Individual Purchase Object.

9.	Ein Rücktritt gemäß diesem § 14 kann in Form einer schriftlichen Erklärung (per Telefax ist ausreichend) gegenüber dem amtierenden Notar, der zur Entgegennahme einer solchen Erklärung im Namen aller Parteien dieses Vertrages bevollmächtigt ist, oder gegenüber der jeweils anderen Partei (mit Kopie an den Notar) erfolgen. Der amtierende Notar wird die anderen Parteien unverzüglich nach Erhalt einer solchen Erklärung benachrichtigen.
9.	Any withdrawal under this Sec. 14 may be given in the form of a written statement (fax is sufficient) to the officiating Notary who is authorised to receive such statement on behalf of all parties to this Agreement or to the relevant other Party (with a copy to the Notary). The officiating Notary shall inform the other Parties promptly after receipt of such statement.

§ 15

Sonstiges

1.	Änderungen dieses Kaufvertrags bedürfen zu ihrer Wirksamkeit der Schriftform, soweit nicht kraft Gesetzes notarielle Beurkundung ausdrücklich vorgeschrieben ist. Dies gilt auch für eine etwaige Abbedingung dieses Schriftformerfordernisses.

Section 15

Miscellaneous

1.	Amendments to this Agreement require written form in order to be valid, to the extent that the law does not expressly require notarization. This also applies for a waiver of this requirement of written form.

2.	Soweit im Rahmen dieses Kaufvertrags Rechte und/oder Pflichten von dem Käufer an Stelle des Verkäufers übernommen werden oder der Käufer in Rechte und/oder Pflichten an Stelle des Verkäufers eintritt, beinhaltet dies zugleich die Verpflichtung des Käufers zur Weiterübertragung entsprechender Pflichten auf weitere Rechtsnachfolger (einschließlich dieser Weiterübertragungsverpflichtung). Die Übernahme von Rechten und/oder Pflichten oder der Eintritt in Rechte und/oder Pflichten durch den Käufer an Stelle des Verkäufers erfolgt jeweils im Verhältnis der Parteien mit Wirkung zum Besitzübergang. Sollte die Übernahme von Rechten und/oder Pflichten oder der Eintritt in Rechte und/oder Pflichten durch den Käufer an Stelle des Verkäufers die Zustimmung von Dritten erfordern, werden sich die Parteien für den Fall, dass der betreffende Dritte die Zustimmung nicht erklären sollte, im Innenverhältnis so stellen, als ob die Übernahme von Rechten und/oder Pflichten oder der Eintritt in Rechte und/oder Pflichten im Außenverhältnis zum Dritten nach Maßgabe der vorstehenden Regelung wirksam erfolgt wäre.
2.	Insofar as rights and/or obligations are assumed by the Purchaser in place of the Seller, or the Purchaser enters into rights and/or obligations in place of the Seller, as provided for in this Agreement, this also includes the Purchaser’s obligation to reassign the corresponding obligations to additional legal successors (including this obligation to reassign). In each instance, the assumption of rights and/or obligations or the entry into rights and/or obligations by the Purchaser in place of the Seller shall take place in the relationship of the Parties with effect as of the Transfer of Possession. If the consent of third parties is required for the assumption of rights and/or obligations or the entry into rights and/or obligations by the Purchaser in place of the Seller, in the event that the respective third party does not declare its consent, the Parties will, in their relationship inter se, place each other in the positions in which they would have been had the assumption of rights and/or obligations validly taken effect vis-à-vis third parties in accordance with the aforementioned provision.

3.	Falls einzelne Bestimmungen dieses Kaufvertrags unwirksam sein sollten,
3.	If individual provisions of this Agreement are invalid, or if this Agreement contains oder dieser Kaufvertrag Lücken enthält, wird dadurch die Wirksamkeit der übrigen Bestimmungen nicht berührt. Anstelle der unwirksamen Bestimmung werden die Parteien diejenige wirksame Bestimmung vereinbaren, welche dem Sinn und Zweck der unwirksamen Bestimmung entspricht. Im Falle von Lücken werden die Parteien diejenige Bestimmung vereinbaren, die dem entspricht, was nach Sinn und Zweck dieses Kaufvertrags vernünftigerweise vereinbart worden wäre, hätte man die Angelegenheit von vornherein bedacht.

any gaps, this does not affect the validity of the remaining provisions. Instead of the invalid provision, the parties will agree on that valid provision which corresponds to the intention and purpose of the invalid provision. In the case of gaps, the parties will agree on that provision which corresponds to what would have been reasonably agreed in light of the intent and purpose of this Agreement if the matter had been considered at the beginning.

4.	Dieser Kaufvertrag unterliegt dem materiellen Recht der Bundesrepublik Deutschland unter Ausschluss des UN-Kaufrechts (CISG).
4.	This Agreement shall be governed by the substantive laws of the Federal Republic of Germany, the application of the UN sales convention (CISG) being excluded.

5.	Der Gerichtsstand für alle sich aus oder im Zusammenhang mit diesem Kaufvertrag ergebenden Streitigkeiten ist – soweit gesetzlich zulässig – Düsseldorf.
5.	The court of jurisdiction in relation to any legal disputes arising from or in connection with this Agreement shall be – to the extent legally permissible – Düsseldorf.

6.	Die Parteien haben Änderungen ihrer Anschrift, die von der in der Rahmenurkunde genannten abweichen, unverzüglich schriftlich der jeweils anderen Partei und dem Notar mitzuteilen.
6.	The parties shall inform each other and the Notary in writing without undue delay in case of any change of their addresses mentioned in the Framework Deed.

7.	MPT RHM Sonnenwende S.à r.l. wird als Beauftragter für alle Käufer und für MPT Operating Partnership, L.P. aus oder im Zusammenhang mit diesem Vertrag handeln und ist bevollmächtigt, sämtliche Mitteilungen, Erklärungen oder Dokumente aus oder im Zusammenhang mit diesem Vertrag an den Verkäufer oder
7.	MPT RHM Sonnenwende S.à r.l. shall act as agent for MPT Operating Partnership, L.P. under or in relation to this Agreement and be authorised (bevollmächtigt) to send (and receive) any notice, declaration or document under or in connection with this Agreement to (or from) the Seller or the Notary on behalf of MPT Operating Partnership, L.P.

den Notar im Namen aller Käufer und von MPT Operating Partnership, L.P. zu übersenden bzw. von dem Verkäufer oder dem Notar zu empfangen.

8.	Die Parteien werden vertrauliche Informationen über die jeweils andere Partei, ihren Geschäftsbetrieb und Angelegenheiten bzw. die hierin vorgesehenen Transaktionen streng vertraulich behandeln (die “Vertraulichkeitsverpflichtung”), mit der Maßgabe, dass diese Vertraulichkeitsverpflichtung bis zwei Jahre nach Besitzübergang gilt. Sollten die Voraussetzungen für den Besitzübergang nicht vorliegen, gilt diese Vertraulichkeitsverpflichtung drei Jahre ab dem heutigen Tage. Presseerklärungen sind von den Parteien gegenseitig zu genehmigen.
8.	The parties shall treat confidential information relating to the relevant other party, its business or affairs, or the transactions contemplated hereunder strictly confidential (the “Confidentiality Commitment”), provided that this Confidentiality Commitment will be valid for two years after the Transfer of Possession. In the event that conditions regarding the Transfer of Possession will not be fulfilled, the Confidentiality Commitment will be valid for three years as of today. Press releases are to be mutually approved by the Parties.

Unbeschadet etwaiger anderslautender Bestimmungen in diesem Vertrag kann der Kaüfer often legen, dass er diesen Kaufvertrag und den Mietvertrag geschlossen hat, und Informationen hinsichtlich dieser Verträge, des Verkäufers, des Kaufgegenstandes und sonstige (nach vernünftiger Einschätzung des Käufers) erforderliche Informationen zur Verfügung stellen und often legen, die seinen potenziellen Investoren in einem öffentlichen oder privaten Angebot von Wertpapieren oder derzeitigen oder potenziellen Kreditgebern im Hinblick auf eine Finanzierung bezüglich des Kaufgegenstandes offengelegt werden sollen, sowie gegenüber Investoren, Analysten und sonstigen Dritten, die ein berechtigtes Interesse an den Bedingungen dieser Verträge haben.

Notwithstanding anything contained herein to the contrary, Purchaser may disclose that Purchaser has entered into this Agreement and the lease agreement and may provide and disclose information regarding these agreements, the Seller, the Purchase Object and such additional information as is necessary (in the reasonable opinion of the Purchaser) to be disclosed to its proposed investors in a public offering or private offering of securities, or to any current or prospective lenders with respect to a financing in relation to the Purchase Object, and to investors, analysts, and other parties which have a legitimate interest in the terms of these agreements.

Auberdem können der Verkäufer und seine verbundenen Unternehmen diese Informationen gegenüber ihren Gesellschaftern und Investoren sowie ihren finanzierenden Banken often legen.

Likewise, the Seller and its affiliates may disclose such information to its shareholders and investors as well as to its financing banks.

Beide Parteien können diese Informationen gegenüber Dritten offen legen, um ihre jeweiligen Rechte aus diesem Kaufvertrag oder dem Mietvertrag auszuüben (oder zu schützen).

Both Parties may disclose any such information to any third party in exercising (or protecting) any of their respective rights under this Agreement or the lease agreement.

§ 16

Anlagen

Anlage 1.1	Kaufgegenstand

Anlage 4 .9	Teilmietfläche des Einzelnen Kaufobjekts 1

Anlage 6.2	Disclosure Schedule

Anlage 6.2 q)	Finanzinformationen

Anlage 6.7	Datenraumindex

Anlage 7.2	Zu übernehmende Verträge

Anlage 7.3	Unterwerfung unter die sofortige Zwangsvollstreckung

Anlage 7.6	Neue Belastungen

Section 16

Annexes

Annex 1.1	Purchase Object

Annex 4.9	Portion of rentable area of the Individual Purchase Object 1

Annex 6.2	Disclosure Schedule

Annex 6.2 q)	Financial Information

Annex 6.7	Data Room Index

Annex 7.2	Contracts to be assumed

Annex 7.3	Submission to immediate Enforcement

Annex 7.6	New encumbrances

Im Falle von Widersprüchen zwischen diesem Kaufvertrag und den vorstehend genannten Anlagen sind die Bestimmungen dieses Vertrages maßgeblich, wobei die Anlagen untereinander gleichrangig sind.

In case of contradictions between this Agreement and the aforementioned Annexes the provisions of this Agreement shall prevail whereas the Annexes shall be of equal order.